LOAN AGREEMENT
Dated as of June 17, 2021
by and between
COLLEGE STATION 1892 PROPERTIES, L.L.C.
(as Borrower)
and
REGIONS BANK
(as Lender)

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SCHEDULES AND EXHIBITS*
Schedule 1 - Rent Roll
Exhibit A – Form of Compliance Certificate
Exhibit B – Form of Tenant Direction Letter
Exhibit C – Retail Phase Parcel Release Parcel Site Plan
* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the Securities and Exchange Commission upon request.

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LOAN AGREEMENT
THIS LOAN AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this “Agreement”), dated as of June 17, 2021 (the “Closing Date”), is made by and between COLLEGE STATION 1892 PROPERTIES, L.L.C., a Texas limited liability company (together with its permitted successors and assigns, “Borrower”) having an address at 515 Congress Avenue, Suite 1925, Austin, Texas 78701, and REGIONS BANK, an Alabama state banking corporation (together with its successors and assigns, “Lender”) having an address at 1900 5th Avenue North, Birmingham, Alabama 35203.
RECITALS
Borrower desires to obtain a loan (the “Loan”) from Lender in a principal amount of up to Twenty-Four Million Five Hundred Thousand and No/100 Dollars ($24,500,000.00) (the “Loan Amount”), and Lender is willing to make the Loan on the terms and conditions set forth in this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the making of the Loan by Lender, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1 Definitions. For all purposes of this Agreement and the other Loan Documents, the following terms shall have the following respective meanings:
    “Acknowledgements of Ground Leasehold Mortgages” means, collectively, (a) that certain Acknowledgement of Leasehold Mortgage dated on or about the Closing Date, executed by and among Ground Lessor, Borrower and Lender, whereby, among other things, Ground Lessor (i) acknowledges that the Mortgage covers and effects the Original Ground Lease Remainder, (ii) agrees to provide Lender with copies of certain specified notices of defaults that are at any time after the Closing Date given by Ground Lessor to Borrower under the terms of the Original Ground Lease Remainder, and (iii) confirms the curative rights afforded to Lender under the applicable terms of the Original Ground Lease Remainder in the event of any default thereunder by Borrower, and (b) that certain Acknowledgement of Leasehold Mortgage dated on or about the Closing Date, executed by and among Ground Lessor, Borrower and Lender, whereby, among other things, Ground Lessor (i) acknowledges that the Mortgage covers and effects the Separated Retail Anchor Phase Ground Lease, (ii) agrees to provide Lender with copies of certain specified notices of defaults that are at any time after the Closing Date given by Ground Lessor to Borrower under the terms of the Separated Retail Anchor Phase Ground Lease, and (iii) confirms the curative rights afforded to Lender under the applicable terms of the Separated Retail Anchor Phase Ground Lease in the event of any default thereunder by Borrower.
“Account Collateral” means the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located: (a) the Accounts and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time including, without limitation, all deposits or wire transfers made to the Accounts, for so long as held in the Accounts; (b) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, for so long as held in the Accounts; and (c) to the extent not covered by clauses (a) or (b) above, all Proceeds of any or all of the foregoing; provided, however, once any item covered by clauses (a), (b) or (c) is no longer held in the Accounts (including, without limitation, by disbursement to Borrower’s members as permitted under this Agreement) it shall no longer constitute Account Collateral.
“Accounting Principles” means those sound and appropriate accounting principles and practices which are consistently applied for all periods so as to properly reflect, in all material respects, the financial condition, results of operations and cash flows.
“Adjusted Margin” has the meaning set forth in Section 2.3(f)(ii) hereof.
“Administrator” has the meaning set forth in the definition of SOFR set forth below in this Section 1.1.
“Affiliate” means, as to any Person, any other Person that, (a) directly or indirectly owns twenty percent (20%) or more of all Equity Interests in such Person, and/or (b) is in Control of, is Controlled by or is under common Control with such Person, and/or (c) is a director, partner, member or officer of such Person or of an Affiliate of such Person.
“Agreement” has the meaning specified in the introductory paragraph hereof.
“Alteration Threshold” means five percent (5%) of the Principal Indebtedness.
“Annual Budget” has the meaning specified in Section 2.6(h) hereof.
“Appraisal” means an as-is appraisal of the Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), complies with the Uniform Standards of Professional Appraisal Practice (USPAP) and is otherwise satisfactory to Lender as to form and content.
“Approved Letter of Credit” means a freely assignable, unconditional and irrevocable letter of credit issued by an Approved Letter of Credit Bank, all in a form approved by Lender in Lender's reasonable discretion.
“Approved Letter of Credit Bank” means a United States financial institution with a with a long term corporate debt rating of at least “BBB” from Standard & Poor’s Rating Group or a comparable rating by another rating agency acceptable to Lender, provided that in the event that any such financial institution's Standard & Poor’s or other applicable rating agency’s rating is either reduced below “BBB” with respect to Standard & Poor's rating or the applicable comparable rating by another applicable rating agency, then such financial institution shall no longer be deemed to be an Approved Letter of Credit Bank.

“Assignment of Interest Rate Protection Agreement” means any Assignment of Interest Rate Protection Agreement hereafter required to be executed by Borrower in favor of Lender in accordance with the requirements of Section 2.5 hereof.
“Bankruptcy Action” means with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law in which such Person colludes with, assists, or solicits or causes to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person seeking, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property, or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing in the context of any legal proceeding, its insolvency or inability to pay its debts as they become due.
“Bankruptcy Code” means 11 U.S.C. § 101 et seq., as the same may be amended from time to time.
“Beneficial Owner” has its meaning set forth in 31 C.F.R. §1010.230(d) of the Beneficial Ownership Regulation and includes each individual, if any, who owns, directly or indirectly, twenty-five percent (25%) (or ten percent (10%) if a foreign entity or individual) or more of the equity interests of a Legal Entity Customer, as well as a single individual with significant responsibility to Control a Legal Entity Customer.

“Beneficial Ownership Regulation” shall mean the U.S. beneficial ownership regulation set forth in 31 C.F.R. § 1010.230.
“BI/Rent Loss Insurance” has the meaning specified in Section 8.1(d) hereof.
“BI/Rent Loss Proceeds” has the meaning specified in Section 8.6(a) hereof.
“Borrower” has the meaning specified in the introductory paragraph.
“Borrower Parties” has the meaning specified in Section 10.1 hereof.
“Breakage Costs” means, in the case of any prepayment of the whole or any part of the Loan, any out-of-pocket breakage costs, make-whole premium payments, termination payments or other prepayment amounts (including debt premiums) actually incurred by Lender as a result of Borrower’s prepayment of the Debt on a date that is not the last day of an Interest Period and/or Borrower’s early termination of any Swap Contract prior to its scheduled expiration date.
“Broker” has the meaning specified in Section 11.21 hereof.

“Business Day” means a day on which the office of Lender at which payments under the Loan are to be made is open for business.
“Capital Expenditures” means, for any period, the amount expended for the Property for items determined to be a capital expense in accordance with the Accounting Principles (including expenditures for building improvements or major repairs).
“Cash Sweep Period” means any period (a) commencing upon (i) the occurrence of any Event of Default, or (ii) the Debt Service Coverage Ratio is less than 1.15 to 1.00 as of the end of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2022) unless within ten (10) days following the end of the applicable Fiscal Quarter, Borrower elects, which such election shall be in Borrower’s sole discretion, to pay down, and does pay down, the Principal Indebtedness in an amount necessary such that the Debt Service Coverage Ratio as of the last day of such applicable Fiscal Quarter would have been equal to or greater than 1.15 to 1.00, together with Breakage Costs, if any, and (b) ending upon the applicable Cash Sweep Termination Date.
“Cash Sweep Termination Date” means, with respect to any Cash Sweep Period, (a) if such Cash Sweep Period occurred as a result of the occurrence of any Event of Default, such Event of Default no longer exists or Lender has waived such Event of Default in writing and no other Event of Default then exists, and (b) if such Cash Sweep Period occurred as a result of the Debt Service Coverage Ratio having been less than 1.15 to 1.00 as of the end of any Fiscal Quarter (and Borrower has not timely paid down the Principal Indebtedness in the manner described above in the definition of Cash Sweep Period in order to prevent a Cash Sweep Period from commencing), either (i) demonstration by Borrower that the Debt Service Coverage Ratio is at least 1.20 to 1.00 as of the end of any two (2) consecutive Fiscal Quarters occurring after the commencement of such Cash Sweep Period, or (ii) prepayment by Borrower, at any time during such Cash Sweep Period, of the Principal Indebtedness to the extent necessary to achieve a Debt Service Coverage Ratio of 1.20 to 1.00 as of the end of the then most recent Fiscal Quarter ending after the commencement of such Cash Sweep Period.
“Cash Sweep Reserve Account” has the meaning specified in Section 4.4 hereof.
“Casualty” has the meaning specified in Section 8.6(a) hereof.
“Casualty Consultant” has the meaning specified in Section 8.8(a) hereof.
“Casualty Retainage” has the meaning specified in Section 8.8(b) hereof.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (z) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a governmental authority’s assessment thereof shall in each case of each of clauses (x), (y) and (z), be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Chick-Fil-A Lease” means that certain sublease styled “Ground Lease” by and between Borrower, as landlord, and Chick-Fil-A, Inc., a Georgia corporation (“Chick-Fil-A”), as tenant, dated August 30, 2018, as previously amended pursuant to that certain amendment styled “First Amendment to Ground Lease” by and between Borrower and Chick-Fil-A dated November 28, 2018, and that certain amendment styled “Second Amendment to Ground Lease” by and between Borrower and Chick-Fil-A dated April 26, 2019, and as such Lease is hereafter amended, modified and/or supplemented in accordance with the applicable terms and requirements of this Agreement.
“Closing Date” has the meaning specified in the introductory paragraph.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A attached hereto.
“Condemnation Proceeds” has the meaning specified in Section 8.6(a) hereof.
“Contracts” means, collectively, (a) all contracts between Borrower and third parties in connection with the management, construction, repair, renovation, use, operation or maintenance of the Property, in each case as the same may thereafter from time to time be amended or modified; and (b) all warranties, guarantees, and other rights of Borrower, direct and indirect, against manufacturers, dealers, suppliers, and others in connection with the above contracts and agreements or the work done or to be done and the materials supplied or to be supplied to or for the Property.
“Control” (and terms correlative thereto) when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
“Creditors’ Rights Laws” means with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.
“Daily Simple SOFR” is an independent index, which is the rate per annum equal to the secured overnight financing rate published by the Administrator on the Administrator's website on the fifth (5th) prior SIFMA Business Day, with the conventions for this rate being established by Lender in accordance with the conventions selected or recommended by the Administrator for determining “Daily Simple SOFR” for business loans; provided, that if Lender reasonably determines that any such convention is not administratively feasible for Lender, then Lender may establish another convention consistent with the then prevailing commercial real estate lending market and will provide Borrower written notification thereof.
“Debt” means, at any given time, (a) the Principal Indebtedness, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto or any of the other Loan Documents, and (b) all obligations arising under any Swap Contract entered into or maintained by Borrower with Lender or an Affiliate of Lender.
“Debt Service” means, as of any Determination Date, the product of (a) the constant monthly payment amount (i.e., payment including both principal and interest) sufficient to fully amortize (using mortgage-style amortization) the Principal Indebtedness as of such date (except as otherwise provided in clause (iv) below), in equal installments over an assumed thirty (30) year amortization period using an assumed per annum interest rate equal to the greatest of (i) the current interest rate payable under the Loan as of the Determination Date, (ii) the Treasury Note Rate plus two and one-quarter percent (2.25%) and (iii) six and one-quarter percent (6.25%), multiplied by (b) twelve (12).
“Debt Service Coverage Ratio” means, as of any Determination Date, the quotient reasonably determined by Lender and obtained by dividing (a) the Net Operating Income of the Property for the specified period, by (b) Debt Service as of such date.
“Default” means any condition or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.
“Default Rate” means a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Interest Rate.
“Determination Date” means the date the Debt Service Coverage Ratio is calculated for purposes of this Agreement and the other Loan Documents.
“Division Transaction” with respect to Borrower or Guarantor, the adoption of a “plan of division,” the filing of a “certificate of division” or the taking of any other action such that such Restricted Party (a) divides into two or more Persons (regardless of whether such Restricted Party survives such division) or (b) creates or reorganizes into one or more “series LLCs.”

“Dollar” and “$” mean lawful money of the United States.
“DSCR Curative Amount” has the meaning specified in Section 9.1(x)(i) hereof.
“Early Opt-in Election” means, if the then-current interest rate index for the Loan is LIBOR, the occurrence of:
(1)     a determination by Lender that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in the notice to Borrower described in clause (2) below and are publicly available for review), and
(2)     the election by Lender to trigger a fallback from LIBOR and the provision by the Lender of written notice of such election to Borrower.
“Entity” means any Person that is not an individual.
“Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the Closing Date, from Borrower and Guarantor in favor of Lender, as amended, modified, renewed, extended and/or restated in accordance with the terms thereof.
“Environmental Report” shall mean that certain Phase I Environmental Site Assessment, Jones Crossing, College Station, Brazos County, Texas, prepared for College Station 1892 Properties, LLC by Plummer Associates, Inc., dated April 5, 2021.
“Equipment” means all of Borrower’s right, title, and interest in “equipment”, as such term is defined in the UCC, and, to the extent not included in such definition, all of Borrower’s right, title, and interest in fixtures, appliances, machinery, “software” (as defined in the UCC), furniture, furnishings, decorations, tools and supplies, now owned or hereafter acquired by Borrower, including without limitation, all beds, linens, radios, televisions, carpeting, telephones, cash registers, computers, electronic data-processing or other office equipment, lamps, glassware, restaurant and kitchen equipment, and building equipment, including, without limitation, all heating, lighting, incinerating, waste removal and power equipment, engines, pipes, tanks, motors, conduits, switchboards, security and alarm systems, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigeration, washing machines, dryers, stoves, refrigerators, ventilating, and communications apparatus, air cooling and air conditioning apparatus, escalators, elevators, ducts, and compressors, materials and supplies, and all other apparatus, equipment, and fittings now owned or hereafter acquired by Borrower wherever located, any portion thereof or any appurtenances thereto, together with all additions, replacements, parts, fittings, accessions, attachments, accessories, modifications and alterations of any of the foregoing.
“Equity Interests” means (a) partnership interests (general or limited) in a partnership; (b) membership interests in a limited liability company; (c) shares or stock interests in a corporation, (d) the beneficial ownership interests in a trust, and (e) any other legal or beneficial ownership interests in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or re-codified from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“Event of Default” has the meaning specified in Section 9.1 hereof.

“Excess Cash Flow” has the meaning specified in Section 2.6(c)(ii)(F) hereof.
“Extraordinary Expenses” has the meaning specified in Section 2.6(h) hereof.
“FCA” has the meaning specified in Section 2.3(f)(iii) hereof.
“Fiscal Quarter” means each three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.
“Fiscal Year” means the 12-month period ending on December 31 of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.
“Funding Losses” has the meaning specified in Section 2.3(f)(i) hereof.
“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession. The foregoing shall not be intended to include the requirement that footnotes be included in financial statements (other than annual audited financial statements).
“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, town, foreign or otherwise) whether now or hereafter in existence.
“Ground Lease” means, collectively, (a) that certain Ground Lease dated April 4, 2017, by and between Ground Lessor, as landlord, and Borrower, as tenant, covering the entirety of the Land (the “Original Ground Lease”), as more particularly described in a Memorandum of Lease recorded in Volume 13953, Page 112 of the Official Public Records of Brazos County, Texas (the “Original Ground Lease Memorandum”), and as modified by the Separated Retail Anchor Phase Ground Lease (as hereafter defined) (said Original Ground Lease, as modified by the Separated Retail Anchor Phase Ground Lease, is herein referred to as the “Original Ground Lease Remainder”), and (b) that certain Separated Ground Lease (Retail Anchor Phase) dated November 13, 2017, executed by and between Ground Lessor, as landlord, and Borrower, as tenant (the “Separated Retail Anchor Phase Ground Lease”), covering that certain 13.751-acre platted portion of the Land legally known as “Lot 1, Block 1 of Jones Crossing Development Phase A, a subdivision in Brazos County, Texas according to the map or plat thereof recorded under Document No. 01306963 and in Volume 14223, Page 287 of the Official Public Records of Brazos County, Texas” (the “Retail Anchor Phase Land”), and which was separated from the coverage and effect of the Original Ground Lease in accordance with the terms and conditions of Section 2.06(a) of the Original Ground Lease, as more particularly described in (i) an Amendment to Memorandum of Ground Lease dated November 13, 2017 recorded under Document No. 2017-1314335 and in Volume 14368, Page 1 of the Official Public Records of Brazos County, Texas, whereby the Original Ground Lease Memorandum was modified to reflect the separation and removal of the Retail Anchor Phase Land from the coverage and effect of the Original Ground Lease, and (ii) a Memorandum of Separated Ground Lease for Retail Anchor recorded under Document No. 2017-1314264 and in Volume 14366, Page 212 of the Official Public Records of Brazos County, Texas, together with any further amendments, modifications, supplements and/or separations of either or both of the Original Ground Lease Remainder and the Separated Retail Anchor Phase Ground Lease hereafter entered into between Borrower and Ground Lessor in accordance with the applicable terms thereof and the applicable terms of this Agreement.
“Ground Lessor” means 1892 JONES CROSSING, LTD., a Texas limited partnership, together with its successors and assigns as to any interest of such entity as “landlord” under the Ground Lease.
“Guarantor” means STRATUS PROPERTIES INC., a Delaware corporation.
“Guaranty” means that certain Guaranty of Recourse Obligations, dated as of the Closing Date, made by Guarantor in favor of Lender, as amended, modified, renewed, extended and/or restated in accordance with the terms thereof.
“HEB Lease” means that certain sublease styled “Lease Agreement” by and between Borrower, as landlord, and HEB Grocery Company, LP, a Texas limited partnership now known as H-E-B, LP (“HEB”), as tenant, dated April 4, 2017, as previously amended pursuant to that certain amendment styled “First Amendment to Lease Agreement” by and between Borrower and HEB dated April 28, 2018 and that certain amendment styled “Second Amendment to Lease Agreement” by and between Borrower and HEB dated December 6, 2018, and as such Lease is hereafter amended, modified and/or supplemented in accordance with the applicable terms and requirements of this Agreement.
“Impositions” means (a) all real estate and personal property taxes, payments in lieu of taxes, charges, assessments, standby fees, excises, and levies and any interest, costs, or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time before or after the execution hereof may be assessed, levied, or imposed upon the Property or the ownership, use, occupancy, or enjoyment thereof, or any portion thereof, or the sidewalks, streets, or alleyways adjacent thereto; (b) any charges, fees, license payments, or other sums payable under any easement, license, or agreement maintained for the benefit of the Property; (c) assessments and charges arising under any subdivision, condominium, planned unit development, or other declarations, restrictions, regimes, or agreements affecting the Property; and (d) to the extent the same could give rise to a Lien on the Property or Personal Property, any assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon. In no event shall any PACE Transaction be considered Impositions for purposes of this Agreement.
“Improvements” means all buildings, structures, fixtures and improvements of every nature whatsoever situated on the Land on the Closing Date or thereafter (but including (a) any improvements and fixtures located upon the leased premises covered by the HEB Lease only to the extent of Borrower’s right, title or interest (if any) therein or thereto under the applicable terms of the Ground Lease and the HEB Lease, and (b) tenant improvements and trade fixtures on any other portion of the Land only to the to the extent of Borrower’s right, title or interest (if any) therein or thereto under the applicable terms of the Ground Lease and any other applicable Lease), including, without limitation, to the extent of Borrower’s right, title or interest therein or thereto, all gas and electric fixtures, radiators, heaters, washing machines, dryers, refrigerators, ovens, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, antennas, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be attached to the Land or said buildings, structures or improvements.
“Indebtedness” means, for any Person, without duplication, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contract, operation of law or otherwise), including, without limitation: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances) and (h) any PACE Transaction.
“Indemnified Party” means each of Lender, each of its Affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loan, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the collateral therefor), and the respective officers, directors, and employees, agents, Affiliates, successors and assigns of any and all of the foregoing.
“Insurance Monthly Installment” has the meaning specified in Section 4.3(a) hereof.
“Insurance Premiums” means all premiums due in connection with any Policies required pursuant to Article VIII hereof.
“Insurance Proceeds” has the meaning specified in Section 8.6(a) hereof.
“Insurance Reserve Account” has the meaning specified in Section 4.3(a) hereof.

“Interest Period” means each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest is due and payable under the Loan one (1) month thereafter; provided (i) the first Interest Period shall commence on the date of this Agreement and end on the first day thereafter that interest is due and payable under the Loan, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of such month, and (iii) any Interest Period that would otherwise extend past the stated Maturity Date shall end on the stated Maturity Date.
“Interest Rate” means, for any Interest Period, LIBOR plus the Margin (or, if the interest rate index for the Loan has been converted to a Replacement Index pursuant to Section 2.3(f)(ii) hereof, the Replacement Index plus the Margin or the Adjusted Margin, as applicable).
“Inventory” means all of Borrower’s “inventory”, as such term is defined in the UCC.
“Land” means each parcel of real property in Brazos County, Texas described in Exhibit A to the Mortgage.
“Legal Entity Customer” has its meaning set forth in 31 C.F.R. §1010.230(e) of the Beneficial Ownership Regulation and includes a corporation, limited liability company, or other entity that is created by a filing of a public document with a Secretary of State or similar office, a general partnership, and any similar business entity formed under the laws of a non-U.S. jurisdiction that opens an account.

“Leases” means all leases (other than the Ground Lease) and other agreements or arrangements affecting the use or occupancy of all or any portion of Borrower’s ground leasehold interest in and to the Property now in effect or hereafter entered into (including all lettings, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Property, but excluding easements, covenants, restrictions and similar matters to the extent not providing for rights of occupancy or possession), together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same.
“Leasing Agent” means Ironbridge Realty Partners, LLC, a Texas limited liability company, and thereafter, any successor or assignee leasing agent of the Property appointed in accordance with this Agreement in a subsequent Leasing Services Agreement (if applicable).
“Leasing Agent’s Subordination” means that certain Leasing Agent’s Consent and Subordination of Leasing Services Agreement, dated as of the Closing Date, by and among Borrower, the initial Leasing Agent and Lender, together with any subsequent similar agreement hereafter executed by and among Borrower, Lender and any subsequent successor or assignee Leasing Agent.
“Leasing Services Agreement” means that certain Exclusive Leasing Agreement dated November ___(sic), 2020, between Borrower, as owner, and Ironbridge Realty Partners, LLC, as leasing agent, and thereafter, any agreement entered into between any subsequent successor or assignee Leasing Agent and Borrower pertaining to the leasing of the retail use portion of the Property, as the same may be amended or otherwise modified from time to time in accordance with Section 6.4 hereof.
“Legal Requirements” means (a) all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities affecting Borrower, the Loan, the Loan Documents, the Property or any part thereof, and all Permits and regulations relating thereto, (b) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, (c) any and all Contracts, (d) terms of any Policies maintained by or on behalf of Borrower, and (e) the organizational documents of Borrower.
“Lender” has the meaning specified in the introductory paragraph.
“LIBOR-Based Rate” means the Interest Rate as determined using LIBOR pursuant to the terms of this Agreement.
”LIBOR Business Day” means a day on which the office of Lender at which payments under the Loan are to be made is open for business and on which dealings in U. S. dollar deposits are carried out in the London interbank market.
“Lien” means any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, security interest, PACE Transaction or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or any Equity Interest in Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Loan” has the meaning specified in the recitals.
“Loan Amount” has the meaning specified in the recitals.
“Loan Documents” means, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Guaranty, the Manager’s Subordination, the Assignment of Interest Rate Protection Agreement, if any, the Acknowledgements of Ground Leasehold Mortgages and all other documents, agreements, instruments and certificates now or hereafter entered into by Borrower and/or Guarantor evidencing, securing or delivered to Lender in connection with the Loan, as each may be (and each of the defined terms shall refer to such documents as they may be) amended, restated, or otherwise modified from time to time.
“Loan-to-Value Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) the then current Principal Indebtedness, divided by (b) the “as-is” appraised value of the Property as determined by an Appraisal dated not more than one hundred twenty (120) days prior to the applicable date of determination and otherwise reasonably acceptable to Lender.

“London Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
“London Interbank Offered Rate” (“LIBOR”) means with respect to any Interest Period, that rate for deposits in U. S. dollars for a period comparable to the term of such Interest Period which appears on Reuters Screen LIBOR01 Page (or such other page that may replace that page on that service or on such other comparable financial information reporting service used by Lender, in its discretion, at the time such rate is determined) as of 11:00 a. m., London, England time on the day that is two (2) LIBOR Business Days preceding the first day of such Interest Period (or if not so reported, then as determined by Lender from another recognized source or from one or more interbank quotations, in Lender's discretion). In any event, LIBOR will not be less than fifteen basis points (i.e., 0.15%) per annum.
“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses (other than diminution in value), costs, expenses, disbursements, fines, penalties, charges, fees, suits, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense), but specifically excluding any exemplary, punitive and/or consequential damages except to the extent such exemplary, punitive and/or consequential damages are imposed on any Indemnified Party by an unaffiliated third party.
“Major Leases” means (a) the HEB Lease, (b) the Chick-Fil-A Lease, (c) any Lease which, individually or when aggregated with any other Lease with the same Tenant or any affiliate of such Tenant, assuming the exercise of all fixed expansion rights and other preferential rights to lease additional space at the Property (excluding rights of first offer), covers or is reasonably expected to cover more than ten thousand (10,000) rentable square feet of the Property, (d) any Lease which contains any option, offer, right of first refusal or other similar entitlement to purchase all or any portion of the Property (excluding any rights under any Lease to extend the term thereof or to lease additional space at the Property), (e) any Lease entered, or to be entered, into during the continuance of an Event of Default, and (f) any Lease with an Affiliate of Borrower.
“Management Agreement” means that certain Commercial Property Management Agreement dated May 1, 2019, between Borrower, as owner, and Dabbs Cable, LLC, as property manager, and thereafter, any agreement entered into between any subsequent successor or assignee Manager and Borrower pertaining to the management of the retail use portion of the Property, as the same may be amended or otherwise modified from time to time in accordance with Section 6.4 hereof.
“Manager” means Dabbs Cable, LLC, a Texas limited liability company, and thereafter, any successor or assignee manager of the Property appointed in accordance with this Agreement in a subsequent Management Agreement (if applicable).
“Manager’s Subordination” means that certain Manager’s Consent and Subordination of Management Agreement, dated as of or prior to the Closing Date, by and among Borrower, the initial Manager and Lender, together with any subsequent similar agreement hereafter executed by and among Borrower, Lender and any subsequent successor or assignee Manager.

“Margin” means two hundred and twenty-five basis points (i.e., 2.25%) per annum.
“Master Account” has the meaning specified in Section 2.6(a) hereof.
“Material Adverse Effect” means a material adverse effect upon (a) the business or financial position or results of operation of Borrower not resulting from changes to the market generally, (b) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or (c) the operation or value of the Property, but excluding any effect to the extent (i) resulting from general economic or political conditions, (ii) affecting companies generally in the industry in which Borrower conducts its business, or (iii) resulting from any changes or prospective or retroactive changes in applicable laws, regulations or accounting rules or any changes or prospective or retroactive changes in the interpretation or enforcement of any of the foregoing.
“Maturity Date” means June 17, 2026, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under applicable state law).
“Monthly Debt Service Payment” has the meaning specified in Section 2.3(a) hereof.
“Mortgage” means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, made by Borrower, as trustor, for the benefit of Lender, as beneficiary, as amended, modified, renewed, extended and/or restated in accordance with the terms thereof.
“Multi-Family Phase” means that certain 20.877-acre platted portion of the Land legally known as “Lot 2A, Block 1 of Jones Crossing Development Phase A, a subdivision in Brazos County, Texas according to the map or plat thereof recorded in Volume 14919, Page 135 of the Official Public Records of Brazos County, Texas”.
“Net Operating Income” means, as of any Determination Date, for the applicable period, (a) the Operating Revenues projected to accrue or be actually received by Borrower from the operation of the Property for the period in question, less (b) Operating Expenses incurred with respect to the Property for such period.
“Net Proceeds Deficiency” has the meaning specified in Section 8.8(c) hereof.
“Net Restoration Proceeds” has the meaning specified in Section 8.6(a) hereof.

“New Tenant Lease” means any Lease covering any portion of the Improvements which is executed by and between Borrower and any tenant after the Closing Date in compliance with the requirements of Section 6.7(b) hereof (including the renewal term of any Lease existing as of the Closing Date or thereafter that has been validly renewed in accordance with such requirements), so long as Lender has received a fully executed copy of such Lease.
“Note” means that certain Promissory Note, dated as of the Closing Date, made by Borrower in favor of Lender in the original principal amount of the Loan Amount.
“Operating Expenses” means, as of any Determination Date, for the prior twelve (12) month period immediately prior to the Determination Date, all accrual basis actual operating expenses of the Property for the period in question, including, without limitation: (a) ad valorem real estate taxes and assessments; (b) insurance premiums; (c) an assumed annual capital expenditure replacement reserve of $0.20 per rentable square foot of space within the Improvements; (d) management fees (which for the purposes of this definition shall be never be calculated at less than three percent (3%) of Operating Revenue actually received per month); (e) operating expenses actually incurred by Borrower for the management, operation, cleaning, leasing, maintenance and repair of the Property; and (f) annual rental and other recurring amounts payable by Borrower to Ground Lessor under the Ground Lease. Operating Expenses for this purpose shall exclude (1) any capital expenditures, (2) any payment or expense to which the Borrower was or is to be reimbursed for costs from proceeds of the Loan, insurance, eminent domain, or any source other than Operating Revenues, (3) any regularly scheduled payments of principal or interest due and owing under the Loan Documents, and (4) portfolio management fees. Operating Expenses shall not include any non-cash expense item such as depreciation or amortization, as such terms are used for accounting or federal income tax purposes.
“Operating Revenues” means, as of any Determination Date, all recurring Rents and other recurring amounts (including, without limitation, base rent and expense reimbursement, pursuant to Leases approved by Lender or deemed approved by Lender in accordance with the applicable terms hereof), payable during the next succeeding twelve (12) month period following the Determination Date, as based upon the amount of Rents which are then being actually paid on the Determination Date by “in-place” tenants in occupancy of the applicable premises covered by the applicable Lease (provided that if any Lease with an “in-place” tenant is within a “free rent” period as of such date, so long as the “free rent” period does not run for longer than six (6) months after such date, Rents under such Leases shall be calculated for purposes of determining Operating Revenues by annualizing the Rents scheduled under such Leases as of such date as if such tenant was paying Rents with respect to the month that includes the Determination Date), excluding (a) security deposits until and unless forfeited by the depositor, (b) lump sum payments to Borrower for capital items, (c) any payment to Borrower from the proceeds of the Loan, insurance (other than BI/Rent Loss Proceeds, which shall be included to the extent such BI/Rent Loss Proceeds are actually received by Borrower) or any other source other than Operating Revenues for reimbursement of costs, (d) advances or loans to Borrower from any owners of Equity Interests in Borrower, (e) other non-recurring income, (f) the portion of Rents payable by any tenant under a Lease that is in monetary default under such Lease beyond applicable grace, notice, and/or cure periods, (g) Rents payable under a Lease for which the tenant thereunder has given notice in writing to Borrower either (x) terminating such Lease, regardless of the remaining term thereunder, or (y) foregoing any remaining exercisable renewal option contained within such Lease if the existing term of such Lease is set to expire less than six (6) months after such date, unless a written agreement has been executed which effectively revokes such termination or extends the term of such Lease for not less than twelve (12) months following such date, as applicable, (h) Rents payable under a Lease with a remaining existing term of less than six (6) months after such date and there is no remaining exercisable renewal option contained within such Lease that would extend such remaining term if validly exercised, (i) Rents payable under a Lease for which the tenant thereunder is no longer open and operating within the premises covered thereby (unless such tenant is remodeling such premises pursuant to rights existing under such Lease), and (j) Rents payable under a Lease pursuant to which the tenant is or becomes insolvent or seeks protection under any Bankruptcy Action (unless such Lease has been validly assumed by the applicable tenant in the applicable Bankruptcy Action and all monetary defaults under such Lease have been fully cured).
“Original Ground Lease” has the meaning specified in the definition of Ground Lease in Section 1.1 hereof.
“Original Ground Lease Memorandum” has the meaning specified in the definition of Ground Lease in Section 1.1 hereof.
“Original Ground Lease Remainder” has the meaning specified in the definition of Ground Lease in Section 1.1 hereof.
“Patriot Act” has the meaning specified in Section 11.30 hereof.
“PACE Transaction” means any property-assessed clean energy loans or similar indebtedness (without regard to the name given to such indebtedness), including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.
“Partial Release” means a release of the Multi-Family Phase or any of the Retail Phase Partial Release Parcels in accordance with the applicable terms of Section 12.1 or Section 12.2, as applicable, of this Agreement from the Liens and other interests of Lender existing and evidenced by the Mortgage and other Loan Documents.
“Payment Date” means the sixth (6th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.
“Permits” means all licenses, registrations, permits, allocations, filings, authorizations, approvals and certificates used in connection with the ownership, operation, construction, renovation, use or occupancy of the Property, including, without limitation, building permits, business licenses, state health department licenses, food service licenses, liquor licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority concerning the ownership, construction, operation, renovation, use or occupancy of the Property.
“Permitted Encumbrances” means, with respect to the Property, collectively, (a) the Lien created by the Loan Documents, (b) all Liens and other matters disclosed in the Title Insurance Policy insuring the Mortgage which have been approved by Lender, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet delinquent (but excluding any Lien securing any PACE Transaction or similar indebtedness with respect to Borrower and/or the Property (d) such restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which do not have, and are not reasonably expected to have, a Material Adverse Effect, (e) other non-monetary title defects, encroachments or irregularities which are of a minor nature and which do not have, and are not reasonably expected to have, a Material Adverse Effect, (f) judgment liens the time for the appeal or petition for rehearing of which shall not have expired, or which Borrower shall be contesting in good faith and otherwise in accordance with this Agreement by appropriate proceedings diligently contested and for which reasonable reserves have been established therefor in accordance with GAAP, (g) customary bank liens on Accounts, if and to the extent held by any bank other than Lender with Lender’s prior written approval, (h) any Lease permitted hereunder, and (i) any other encumbrance approved in writing by Lender as of or after the Closing Date in its sole discretion.
“Permitted Equipment Leases” means equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.
“Permitted Trade Payables” means unsecured trade and/or operational indebtedness incurred by Borrower in the ordinary course of business in amounts that are normal and reasonable under the circumstances relating to the ownership and operation of the Property which (a) does not exceed, at any time, a maximum amount of three percent (3%) of the Principal Indebtedness (other than trade payables owing to contractors and suppliers in connection with any Restoration or other Capital Expenditures undertaken in accordance with the other applicable provisions of this Agreement, for which such aggregate limit shall not be applicable), (b) is not evidenced by a note, and (c) is due not more than sixty (60) days past the date incurred and paid on or prior to such date (unless contested by Borrower in good faith).
“Permitted Transfer” has the meaning specified in Section 3.2 hereof.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” means the Security Interest Property, and which term includes without limitation, all Accounts, Account Collateral, Contracts, Equipment and Inventory.
“Policies” has the meaning specified in Section 8.1 hereof.
“Prescribed Laws” means, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions

With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et. seq. and (d) all other Legal Requirements relating to Sanctions, money laundering or terrorism.
“Principal Indebtedness” means the principal amount of the Loan outstanding, from time to time, as the same may be decreased as a result of prepayment or otherwise.
“Proceeds” means all of Borrower’s “proceeds” as such term is defined in the UCC and, to the extent not included in such definition, all proceeds, whether cash or non-cash, movable or immovable, tangible or intangible (including Insurance Proceeds, Condemnation Proceeds, and proceeds of proceeds), from the Security Interest Property, including, without limitation, those from the sale, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the Security Interest Property and all income, gain, credit, distributions and similar items from or with respect to the Security Interest Property.
“Prohibited Person” means, any Person (i) is a Sanctioned Person or is otherwise listed in any applicable annex to, or who is otherwise subject to the provisions of, any Prescribed Laws, (ii) that is an Affiliate of, or acting for or on behalf of, any Person that is a Sanctioned Person or is otherwise listed in any applicable annex to, or who is otherwise subject to the provisions of, any Prescribed Laws, (iii) with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including any Prescribed Laws, (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in any Prescribed Laws, (v) that (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any anti-money laundering laws, (B) has been assessed civil or criminal penalties under any anti-money laundering laws, or (C) has had any of its funds seized or forfeited in any action under any anti-money laundering laws, (vi) that has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its reasonable discretion) to have substantial business or other affiliations with an organized crime figure, or (vii) who is an Affiliate of a Person listed in any of clauses (i) through (vi) above.
“Prohibited Transfer” has the meaning specified in Section 3.1(a) hereof.
“Property” means, collectively, (a) Borrower’s ground leasehold interest in and to the Land, as evidenced by the Ground Lease, and (b) all of Borrower’s right, title and interest under and pursuant to the terms of the Ground Lease in and to (i) any and all of the Improvements at any time located upon any of the Land, and (ii) all rights pertaining to the Land and Improvements, as more particularly described and defined in the granting clause of the Mortgage and referred to therein as the “Property”.
“Property Condition Report” means that certain Property Condition Assessment, Jones Crossing, 11675 Wellborn Road, College Station, Texas 77845, dated March 17, 2021, and prepared by CD Construction Consulting, regarding the physical condition of the Property.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Remaining Property” has the meaning specified in Section 12.2(d) hereof.
“Rent Roll” means a certified rent roll for the Property showing the name of each Tenant and for each Tenant, the space occupied, the base rent, and additional rent payable under each Lease, the date through which rent has been paid, the term of each Lease, including commencement and expiration dates, expansion and renewal options. Notwithstanding anything to the contrary, the Rent Roll attached hereto as Schedule 1 and hereby incorporated herein is the initial Rent Roll hereunder and current as of the Closing Date and the form and general content thereof shall be acceptable going forward.
“Rents” means, with respect to the Property, all rents (whether denoted as advance rent, minimum rent, base rent, percentage rent, additional rent, alternative rent or otherwise), receipts, issues, income, royalties, profits, revenues, proceeds, bonuses, deposits (whether denoted as security deposits or otherwise), lease termination fees or payments, rejection damages, buy-out fees and any other fees made or to be made in lieu of rent, any award made hereafter to Borrower in any court proceeding involving any Tenant, lessee, licensee or concessionaire under any of the Leases in any bankruptcy, insolvency or reorganization proceedings in any state or federal court, and all other payments, rights and benefits of whatever nature from time to time due under the Leases.
“Replacement Index” has the meaning set forth in Section 2.3(f)(ii) hereof.
“Replacement Index-Based Rate” means the Interest Rate as determined using the Replacement Index pursuant to the terms of this Agreement.
“Reserve Account” and “Reserve Accounts” has the meaning specified in Section 4.1(a) hereof.
“Restoration” has the meaning specified in Section 8.7 hereof.
“Restoration Proceeds” has the meaning specified in Section 8.6(a) hereof.
“Restoration Proceeds Threshold” has the meaning specified in Section 8.6(a) hereof.
“Restricted Party” means (a) Borrower and Guarantor, (b) any shareholder, partner, member or non-member manager of Borrower or Guarantor, or (c) any direct or indirect legal or beneficial owner of Borrower or Guarantor or any non-member manager of Borrower, in each case other than a natural person.
“Retail Phase Partial Release Parcels” means, collectively, the portions of the Property described as “Partial Release Tract 1”, “Partial Release Tract 2”, “Partial Release Tract 3” and “Partial Release Tract 4” in the Retail Phase Parcel Release Parcel Site Plan attached hereto as

Exhibit C, and “Retail Phase Partial Release Parcel” means any of such Retail Phase Partial Release Parcels.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sale or Pledge” means a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, master lease, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a country that is the target of any Sanctions or (c) any Person Controlled by any such Person.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Secondary Market Transaction” has the meaning specified in Section 11.7 hereof.
“Security Interest Property” means any property as to which a security interest can be created or perfected, now existing or hereafter coming into existence, and all accessories, substitutions replacements, renewals and additions to and all products and Proceeds of the foregoing.
“Separated Retail Anchor Phase Ground Lease” has the meaning specified in the definition of Ground Lease in Section 1.1 hereof.
“SIFMA Business Day” means any day that is not (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Single-Purpose Entity” means a corporation, limited partnership or limited liability company which, at all times since its formation and at all times prior to and on and after the date thereof, has complied with and shall at all times comply with the SPE Covenants.
“SOFR” means the rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) (the “Administrator”).

“Sole Member” means Stratus Properties Operating Co., L.P., a Delaware limited partnership.
“SPE Covenants” has the meaning set forth in Section 5.22 hereof.
“Sub-Account” has the meaning specified in Section 2.6(a) hereof.
“Survey” shall mean that certain survey of the Property certified and delivered to Lender in connection with the closing of the Loan.
“Swap Contract” has the meaning specified in Section 2.5(a) hereof.
“Taking” has the meaning specified in Section 8.6(a) hereof.
“Tax Monthly Installment” has the meaning specified in Section 4.2 hereof.
“Tax Reserve Account” has the meaning specified in Section 4.2 hereof.
“Tenant” means any tenant under any Lease.
“Tenant Bankruptcy Event” has the meaning specified in Section 6.7(d) hereof.
“Tenant Direction Letter” has the meaning specified in Section 2.6(b)(i) hereof.
“Tenant in Bankruptcy” has the meaning specified in Section 6.7(d) hereof.
“Tenant Rent Payment Default” has the meaning specified in Section 9.1(x) hereof.
“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Third Party Reports” shall mean, collectively, the Property Condition Report, the Title Insurance Policy, the Survey, the Environmental Report and the Zoning Report.
“Title Insurance Policy” means a TLTA standard form loan title insurance policy issued by a nationally-recognized title insurance company reasonably satisfactory to Lender insuring the enforceable first priority Lien of the Mortgage subject only to Permitted Encumbrances.
“Transfer” means any of (a) a Sale or Pledge of all or any portion of the Property (or any interest therein), (b) a Sale or Pledge of all or any part of the legal or beneficial ownership interest (whether directly or indirectly) in Borrower, in either case except as may be expressly permitted under the Loan Documents or (c) a direct or indirect change in Control of Borrower, Guarantor or Sole Member, in any case except as may be expressly permitted under the Loan Documents.
“Treasury Note Rate” means the latest Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the applicable LIBOR Business Day, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to ten (10) years. Such implied yield shall be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, and (ii) interpolating linearly between reported yields.
“Trigger Event” has the meaning set forth in Section 2.3(f)(ii) hereof.
“UCC” means the Uniform Commercial Code in effect in the jurisdiction in which the Property or any of the Security Interest Property is located, as applicable.
“United States” or “U.S.” means the United States of America.
“Zoning Report” means that certain PZR Report for Jones Crossing, 11655 and 11675 FM 2154 TX, College Station, Texas 77840, dated April 28, 2021, prepared by The Planning & Zoning Resource Company for Regions Bank under PZR Site No. 144283-1.
Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE II
THE LOAN
Section 2.1    The Loan; Use of Proceeds.
(a)Generally; Loan Advance. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow and accept the Loan on the Closing Date. The Loan will be disbursed in a single advance made on the Closing Date in an amount equal to the Loan Amount. Borrower shall use the proceeds of the Loan disbursed on the Closing Date to (i) refinance existing financing secured by the Property, (ii) pay costs, fees and expenses incurred in connection with the closing of the Loan, as approved by Lender, and (iii) fund any working capital requirements of the Property.
(b)Evidence of and Security for Debt. Borrower’s obligation to pay the Debt is evidenced by this Agreement and by the Note and secured by the Loan Documents to the extent provided therein. Any amount borrowed and repaid hereunder may not be reborrowed.
(c)Origination Fee; Travel and Underwriting Fee. In consideration of Lender’s making the Loan to Borrower (and in addition to other amounts payable under this Agreement and the other Loan Documents), Borrower shall pay to Lender in cash on the Closing Date (i) an origination fee equal to $122,500.00, and (ii) a travel and underwriting fee equal to $5,000.00.

Section 2.2    Interest Rate.
(a)Interest Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to, but excluding, the Maturity Date at the Interest Rate, and thereafter, if not paid in full, at the Default Rate.
(b)Interest Calculation. Interest on the Principal Indebtedness shall be calculated by multiplying (i) the actual number of days elapsed in the period for which the calculation is being made by (ii) a daily rate calculated based on a three hundred sixty (360) day year by (iii) the Principal Indebtedness.
(c)Default Rate. From and after the occurrence and during the continuance of any Event of Default, the Debt shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
(d)Usury Savings. The Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Principal Indebtedness at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of the Loan Documents, Borrower is at any time required or obligated to pay interest at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3    Payments; Maturity; Additional LIBOR Provisions.
(a)Payment Before the Maturity Date. Borrower shall pay to Lender (i) on the Closing Date, an amount equal to interest only accrued on the Principal Indebtedness from the Closing Date up to but not including the first Payment Date following the Closing Date (unless the Closing Date is on the sixth (6th) day of the month, in which case no such interest only payment shall be due), and (ii) on each Payment Date thereafter, commencing with the Payment Date in July, 2021 and continuing on each Payment Date thereafter through and including the Payment Date immediately prior to the Maturity Date, an amount equal to interest accrued on the Principal Indebtedness calculated at the Interest Rate which has accrued through the last day of the Interest Period (collectively the “Monthly Debt Service Payment”).
(b)Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day. All payments required to be made by Borrower under the Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
(c)Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Loan Documents.
(d)Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents, is not paid by Borrower within five (5) days after the date due (other than the outstanding principal amount of the Loan due on the Maturity Date), Borrower shall pay to Lender promptly upon written demand therefor an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Loan Documents to the extent permitted by applicable law. Nothing in this Section 2.3(d) shall be construed as a grace period for payments due under the Loan in excess of the grace period expressly provided in Section 9.1(a) below.
(e)Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., Central time, on the date when due and shall be made in lawful money of the United States in immediately available funds at Lender’s office or as otherwise directed by Lender in writing, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(f)Additional LIBOR Provisions.
(i) Borrower shall pay to Lender all actual Losses, costs and expenses incurred or sustained (or reasonably expected to be incurred or sustained) by Lender in liquidating or re-employing funds from third parties to effect or maintain the Loan or any part thereof as a consequence of (A) the conversion of the Interest Rate from the LIBOR-Based Rate to the Replacement Index-Based Rate in accordance with subsection (ii) below, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR-Based Rate (or the Replacement Index-Based Rate, if applicable) hereunder; (B) any increased costs that Lender may sustain in maintaining the Loan as a variable rate loan; (C) the reduction of any amounts received or receivable from Borrower or any increased conditions, costs or expenses affecting Lender, this Agreement or the London interbank market (or any market directly affecting the published index used to establish the Replacement Index as described in clause (ii) below), in any case, due to any Change in Law, or due to the compliance by Lender with any directive, whether or not having the force of law, or request from any central bank or domestic or foreign Governmental Authority, agency or instrumentality have jurisdiction and/or (D) any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the commitments of Lender hereunder or the Loan, to a level below that Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy) (collectively, “Funding Losses”) in each case incurred from time to time by Lender promptly upon written demand. Lender shall reasonably determine any Funding Losses and shall deliver to Borrower a statement for any such sums to which Lender is entitled to receive pursuant to this Section 2.3(f)(i) that includes reasonable backup documentation evidencing such sums, which statement shall be binding and conclusive absent manifest error. Payment of Funding Losses hereunder shall be in addition to any obligation to pay any Breakage Costs, if any. If Lender requests compensation under this Section 2.3(f)(i) or Section 11.28 as a result of a Change in Law, then Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking the Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of Lender, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to this Section 2.3(f)(i) or Section 11.28 in the future, and (y) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(ii) If Lender at any time or from time to time determines that (a) LIBOR is unavailable, (b) LIBOR cannot be determined, (c) LIBOR does not adequately reflect the cost to Lender of making, funding, or maintaining the Loan, (d) the use of LIBOR has become impracticable or unreliable, (e) LIBOR is no longer representative of the underlying market or economic reality, or (f) it is no longer lawful for Lender to lend at any rate based on LIBOR (any such determination is hereafter called a “Trigger Event”) or the circumstances permitting an Early Opt-In Election have occurred, then, Lender may elect to designate a substitute interest rate index for the Loan, which may be Term SOFR, Daily Simple SOFR, or an alternate index rate that has been selected by Lender as the replacement for LIBOR so long as any such replacement is consistent with then prevailing commercial real estate loan market (the “Replacement Index”). If Lender designates a Replacement Index, Lender may also determine at such time or from time to time thereafter that a Margin adjustment is necessary to produce a comparable interest rate to the Interest Rate that would have applied to the Loan utilizing and index based on LIBOR. Upon such determination, Lender will designate the amount of such Margin adjustment (which may be a positive or a negative number) and adjust the Margin by that amount (and the result will be the “Adjusted Margin”). Lender will provide written notice to Borrower of the Replacement Index, any Margin adjustment, and the Adjusted Margin, as applicable. Commencing with the first Interest Rate change thereafter, the Replacement Index shall be deemed to be and shall become the operative interest rate index for purposes of the Loan and this Agreement and any other Loan Documents, and the Loan shall continue to bear interest on the unpaid principal amount thereof through repayment thereof at the Replacement Index plus the Margin or the Adjusted Margin, as applicable (subject to (i) any interest rate floor (if any) set out in this Agreement and (ii) increase to or by any applicable default rate). In any event, the Replacement Index will not be less than the greater of fifteen basis points (i.e.; 0.15%) per annum or any minimum index floor (if any) otherwise provided in this Agreement. The Replacement Index may not necessarily be Lender's most favorable lending rate or interest rate index. Any determination or designation made by Lender under, and consistent with the terms of, this paragraph shall be made in Lender's sole and absolute discretion and shall be conclusive and binding absent manifest error. In connection with the implementation of a Replacement Index and, as applicable, the Adjusted Margin, Lender will have the right from time to time, without any further action or consent of Borrower or any other party, to implement any technical, administrative, or operational changes that Lender decides may be appropriate to reflect the adoption and implementation of such Replacement Index and, as applicable, the Adjusted Margin and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender determines that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Replacement Index and, as applicable, the Adjusted Margin exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of the loan). Such technical, administrative, or operational changes may include, without limitation, changes to the determination of a Business Day or an Interest Period, the timing and frequency of determining rates and making and applying payments, implementation and length of any lookback period, and other technical, administrative, or operational matters.
(iii) The United Kingdom’s Financial Conduct Authority (“FCA”) has announced it will phase out its support of the London Interbank Offered Rate. Borrower acknowledges that if during the term of the Loan, an Early Opt-In Election or a Trigger Event occurs, Borrower’s variable interest rate will be determined based on an alternate interest rate index and, as applicable, adjusted margin, in accordance with the above provisions of this Section 2.3(f). The effect of the FCA’s decision to no longer support the London Interbank Offered Rate cannot be predicted, or, if changes are ultimately made to the London Interbank Offered Rate, the effect of those changes cannot be predicted. In addition, Borrower acknowledges the impact of any interest rate index change related to the Loan due to the FCA’s decision to phase out its support of the London Interbank Offered Rate, should this occur, cannot be predicted and may or may not be advantageous to Borrower.
Section 2.4    Prepayments.
(a)Voluntary Prepayments. Borrower shall have the right to prepay the Debt in whole or in part prior to the Maturity Date without any prepayment premium or penalty, but subject to the payment of Breakage Costs, if any. The Breakage Costs, if any, shall be deemed earned by Lender upon the funding of the Loan, shall be required whether payment is made by Borrower or any other Person, and may be included in any bid by Lender at a foreclosure sale.
(b)Mandatory Prepayments. On the first Payment Date following the date on which Lender actually receives any Net Restoration Proceeds, if Lender is not obligated, or does not elect pursuant to the terms hereof, to make such Net Restoration Proceeds available to Borrower for Restoration, Borrower hereby authorizes Lender to apply Net Restoration Proceeds as a prepayment of the Principal Indebtedness and unpaid interest thereon in an amount equal to one hundred percent (100%) of such Net Restoration Proceeds. No prepayment premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4(b), but Breakage Costs, if any, to the extent attributable to any early termination of any Swap Contract prior to its scheduled expiration date shall be payable. Any partial prepayment under this Section 2.4(b) shall be applied in inverse order of maturity to the payments of principal due under the Loan. Notwithstanding anything contained in this

Agreement to the contrary, and without limiting Borrower’s rights under Section 2.4(a), in the event Lender uses Net Restoration Proceeds to prepay a portion of the Principal Indebtedness and any accrued and unpaid interest thereon, Borrower shall be permitted to prepay the entire amount of the Debt outstanding after the application of such Net Restoration Proceeds together with Breakage Costs, if any, to the extent attributable to any early termination of any Swap Contract prior to its scheduled expiration date, but without the payment of any prepayment premium or penalty.
(c)Reserved.
(d)Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and accrued interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage.
Section 2.5 Interest Rate Protection Agreement.
(a)At any time after the Closing Date, Borrower at its option may enter into an interest rate swap agreement upon terms and conditions reasonably acceptable to Lender and with a counterparty reasonably acceptable to Lender if Lender or an Affiliate of Lender is not the counterparty thereunder, which limits the risk of interest rate fluctuations under the Loan (a “Swap Contract”). In no event shall the obligations of Borrower under any Swap Contract for which Lender or an Affiliate of Lender is not the counterparty thereunder be secured by any Lien against any of the Property.
(b)In the event that Borrower elects to enter into a Swap Contract, then contemporaneously therewith, Borrower shall execute and deliver to Lender an Assignment of Interest Rate Protection Agreement collaterally assigning to Lender all of Borrower’s right, title and interest in any and all payments under such Swap Contract (and any replacements thereof) and shall deliver to Lender an executed counterpart of the same and obtain the consent of the counterparty thereto (as evidenced by such counterparty’s execution of a separate acknowledgment), all on forms reasonably acceptable to Lender.
(c)Borrower shall comply with all of its obligations under the terms and provisions of any Swap Contract (if any), and all amounts paid thereunder shall be paid to or as directed by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under such Swap Contract and the Assignment of Interest Rate Protection Agreement thereof in the event of a default by the counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder without Lender’s prior written consent. The provisions of this Section 2.5 shall apply to any extension of such Swap Contract or new Swap Contract obtained by Borrower pursuant to the terms and conditions of this Agreement.
Section 2.6 Cash Management; Cash Sweep Periods.
(a)Accounts. On the Closing Date, Borrower shall establish with Lender and shall maintain the following accounts: (a) a ZBA master operating account (the “Master Account”), and (b) a sub-account of the Master Account (such sub-account, the “Sub-Account”) into which

Borrower shall deposit amounts required pursuant to Section 2.6(b), and (c) each Reserve Account (which may, at Lender’s election, be sub-accounts of the Sub-Account and maintained on a ledger entry basis) required pursuant to Section 4.1(a). The Accounts shall be entitled “College Station 1892 Properties, L.L.C. for the benefit of Regions Bank, as Lender”; provided, however, that if Lender transfers or assigns the Loan, Lender may change the name of each Account to include the name of such transferee or assignee or any servicer. Lender may change the financial institution holding the Accounts from time to time, and shall provide Borrower notice of the same. The Sub-Account, is and shall be treated as a “securities account” as such term is defined in Section 8-501(a) of the UCC or a “deposit account” as defined in Section 9- 102(a) (29) of the UCC, as applicable. Each item of property (whether investment property, financial asset, securities, instrument, cash or other property) credited to each Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC. Lender shall be entitled to exercise the rights that comprise any financial asset credited to each Account.
(b)Deposits into Sub-Account. Borrower covenants that:
(i)Borrower shall use commercially reasonable efforts to cause all Rents to be deposited directly into the Sub-Account. Without limiting the foregoing, Borrower shall direct each Tenant under each Lease to send directly to the Sub-Account all payments of Rent pursuant to an instruction letter in the form of Exhibit B attached hereto (a “Tenant Direction Letter”).
(ii)All Rents received by Borrower or any Manager, (i) shall be deemed to be Account Collateral and shall be held in trust for the benefit, and as the property, of Lender, and (ii) shall not be commingled with any other funds or property of Borrower or any Manager.
(iii)Without the prior written consent of Lender, neither Borrower nor any Manager shall (A) terminate, amend, revoke or modify any Tenant Direction Letter, or (B) direct or cause any Tenant under a Lease to pay any amount in any manner other than as provided in the related Tenant Direction Letter.
(iv)There are no other accounts maintained by Borrower, any Manager or any other Person into which Rents from the Property are deposited. So long as the Loan shall be outstanding, neither Borrower, nor any Manager nor any other Person shall open any other such account for the deposit of Rents from the Property.
(c)Funding from Sub-Account.
(i)Absence of Cash Sweep Period. Provided no Cash Sweep Period is in existence, Lender shall (and Borrower hereby authorizes and directs Lender to) transfer on a daily basis via an automated sweep all amounts constituting collected funds on deposit in the Sub-Account to the Master Account, and Borrower shall be entitled to access to and use of such Master Account and all amounts on deposit therein without restriction, so long as no Event of Default then exists.

(ii)During Any Cash Sweep Period. Immediately upon the occurrence of a Cash Sweep Period, all transfers to Borrower’s Master Account shall cease and Borrower’s signatory rights with respect to the Sub-Account shall be suspended. On each Payment Date during a Cash Sweep Period, Lender shall allocate all funds in the Sub-Account in the following priority:
(A)first, to the Tax Reserve Account (to the extent, and only to the extent, monthly installment deposits to the Tax Reserve Account are then required pursuant to Section 4.2 hereof), until an amount equal to the Tax Monthly Installment due on such Payment Date has been allocated thereto;
(B)next, to the Insurance Reserve Account (to the extent, and only to the extent, monthly installment deposits to the Insurance Reserve Account are then required pursuant to Section 4.3 hereof), until an amount equal to the Insurance Monthly Installment due on such Payment Date has been allocated thereto;
(C)next, to Lender, until an amount equal to the amount of principal of and interest on the Principal Indebtedness due and payable by Borrower on such Payment Date has been allocated thereto;
(D)next, provided no Event of Default then exists (unless Lender elects to make a distribution pursuant to this clause in its sole and absolute discretion notwithstanding the existence of an Event of Default), to Borrower in an amount equal to the cash Operating Expenses then payable by Borrower for the current month as set forth in the then-current Approved Budget; provided, however, Lender shall have the right to pay such amounts directly to any third parties to whom such sum are owed in lieu of disbursing the same to Borrower, and provided further, however, during the existence of an Event of Default, Lender shall have no obligation to pay any portion of any management fees or other amounts payable to a Manager that is an Affiliate of Borrower in excess of such Manager’s actual out-of-pocket expenses incurred in connection with the operation of the Property, as reasonably determined by Lender;
(E)next, provided no Event of Default is continuing (unless Lender so elects, in its sole and absolute discretion), to Borrower in an amount equal to any Extraordinary Expenses approved by Lender pursuant to this Agreement, subject to Lender’s receipt of copies of such bills, invoices, receipts, and other documentation reasonably required by Lender concerning such Extraordinary Expenses; provided, however, Lender shall have the right to pay such amounts directly to any third parties to whom such sum are owed in lieu of disbursing the same to Borrower;
(F)finally, (x) during the continuance of a Cash Sweep Period, all remaining amounts (“Excess Cash Flow”) to the Cash Sweep Reserve Account to be held and applied by Lender as set forth in Section 4.4 hereof, or (y) provided no Cash Sweep Period is continuing, distributed to Borrower.

(d)Shortfalls. Nothing in this Section 2.6 shall limit, reduce, or otherwise affect Borrower’s obligations to make the payments of principal, interest and other amounts required to be paid to Lender pursuant to the Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever. If Rents are insufficient to fund any such required payments, then Borrower shall deposit immediately available funds into the Sub-Account for the purposes of curing any such deficiency.
(e)Security Interest in Account Collateral.
(i)To secure the payment of the Debt and performance of Borrower under the Loan Documents, Borrower hereby grants to Lender a first priority continuing security interest in and to Account Collateral. Borrower shall not further pledge, assign or grant any security interest in any of the Account Collateral or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto by any party other than Lender or its designee. Borrower will maintain the security interest created by this Section 2.6(e) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Accounts and the Account Collateral against the claims and demands of all Persons whomsoever claiming to have been granted a security interest by Borrower. The security interest created hereby shall remain in full force and effect until payment in full of the Debt.
(ii)Lender shall have with respect to the Account Collateral, in addition to the rights and remedies hereunder, all of the rights and remedies available at law or in equity, including, without limitation, all rights and remedies available to a secured party under the UCC, as if all such rights and remedies were fully set forth herein.
(f)Sole Dominion and Control. Borrower acknowledges and agrees that the Accounts shall be subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof. Neither Borrower nor any Manager shall have the right of withdrawal with respect to any Account except as otherwise expressly provided in this Agreement. Lender’s security interest in the Sub-Account, including all sub-accounts thereof, shall be perfected by Lender’s control of the Sub-Account in accordance with the UCC.
(g)Financing Statement; Further Assurances. Lender is hereby authorized to file any financing statement or continuation statement, to the extent permitted by law, in connection with the Account Collateral in the form required by Lender to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and/or deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account Collateral.
(h)Annual Budget. On or before the date which is thirty (30) days prior to the commencement of each Fiscal Year, Borrower shall submit to Lender an annual budget in form similar to that delivered to Lender prior to the Closing Date or such other form approved by Lender, such consent not to be unreasonably withheld, conditioned or delayed (the “Annual

Budget”). The Annual Budget shall not be subject to Lender’s approval except at such time as a Cash Sweep Period is in effect. During the continuance of a Cash Sweep Period, each such Annual Budget submitted for such Fiscal Year and any Annual Budget then in effect when such Cash Sweep Period goes into effect and any amendments or modifications thereto shall be subject to Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Lender shall have fifteen (15) Business Days to approve such Annual Budget, which approval shall not be unreasonably withheld, and which approval shall be deemed granted if Lender has not notified Borrower in writing of Lender’s approval or disapproval, as the case may be, within fifteen (15) Business Days after Lender’s receipt thereof (together with all other information relating to the same as Lender may reasonably request) provided Borrower has indicated the following on the transmittal submitting the proposed Annual Budget in bold lettering: “LENDER’S RESPONSE IS REQUIRED WITHIN 15 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the writing must be marked “PRIORITY” in bold letters. An Annual Budget that has been approved (or deemed approved) by Lender shall be referred to as an “Approved Budget”. In the event that Lender has the right to approve the same and Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections in writing after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. In the event Lender shall advise Borrower in writing of any objections to such revised Annual Budget within the time period required hereunder, Borrower shall promptly revise the same in accordance with the process described in this subsection until the Lender approves the Annual Budget. Until such time that Lender approves or is deemed to have approved a proposed Annual Budget, the most recent Annual Budget shall apply; provided that, such Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, the cost of utilities and such other Property-related costs which by their nature Borrower cannot reasonably control, as well as increases for capital costs for Leases approved by Lender. Lender shall use all commercially reasonable efforts to consider Borrower’s proposed Annual Budget and revisions thereto and to cooperate with Borrower to reach agreement on an Annual Budget that is reasonably acceptable to Lender as soon as is reasonably practicable under the circumstances. During the continuance of any Cash Sweep Period, Borrower shall not intentionally incur any material operating, capital or other expenditures (x) that are not set forth in an Approved Budget or (y) that are not otherwise permitted above during such period an Annual Budget has been submitted but not yet approved (“Extraordinary Expenses”), in each case without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall provide Lender with a reasonably detailed explanation of any such proposed expenditure.
(i)Exercise of Remedies. During the continuance of an Event of Default, and without limiting Lender’s rights pursuant to Article IX hereof, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Account Collateral, subject to the other applicable terms and conditions in the Loan Documents. Without limitation of the foregoing, upon and during the continuance of any Event of Default, Lender may withdraw amounts from the Accounts, including without limitation, the Reserve Accounts, and use the Account Collateral (subject to Lender satisfying its obligations under Section 4.2 and Section 4.3) for any of the following purposes: (i) repayment of the Debt in such order, priority and proportion as determined by Lender in its sole and absolute discretion, including, but not limited to, interest payments, principal prepayments and the Prepayment Premium applicable to such full or partial prepayment (as applicable); (ii) payment of such items for which such funds were deposited in such order, proportion and priority as Lender may determine in its sole discretion; (iii) payment of any actual out-of-pocket amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under any of the Loan Documents; (iv) payment of any item as required or permitted under this Agreement; or (v) any other purpose not prohibited by Legal Requirements, and all of the foregoing may be paid in such order, priority and proportion as Lender may determine in its sole discretion; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Account Collateral and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Account Collateral to effect a cure of any Event of Default, or to pay the Debt, or, except as expressly provided herein, in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under any of the Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage or a foreclosure of any other security interests securing the Debt evidenced by the Loan Documents.
ARTICLE III
TRANSFERS
Section 3.1    Due on Sale; Prohibited Transfers.
(a)Borrower shall not, without the prior written consent of Lender, except as otherwise expressly permitted under Section 3.2 below, cause or permit any Transfer (in each case, a “Prohibited Transfer”), other than (i) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 6.7, (ii) Permitted Encumbrances, (iii) a Taking, provided the provisions of this Agreement related to a Taking are satisfied, (iv) the Transfer or disposal of obsolete or worn equipment or personal property of Borrower which is either (A) replaced without material interference or interruption to the operation of the Property or (B) not reasonably necessary in any material respect for the ongoing customary operation of the Property, (v) any Partial Release made in accordance with Section 12.1 or Section 12.2 of this Agreement and/or (vi) any Permitted Transfer.
(b)A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is an Entity whose Equity Interests are not traded and listed on the New York Stock Exchange or another nationally recognized publicly-traded stock exchange, any merger, consolidation or Transfer of the Equity Interests of such Entity or the creation or issuance of new Equity Interests in one or a series of transactions; (iv) if a Restricted Party is a limited, general or limited liability partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the membership interest of any member or any profits or proceeds relating to such membership interest or the creation or issuance of new membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests; and (vii) a PACE Transaction. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer in violation of the terms hereof without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.
Section 3.2 Permitted Equity Transfers. Notwithstanding anything contained in the Loan Documents to the contrary, the following Transfers (but in no event pledges) of legal or beneficial ownership of any Equity Interests shall not be deemed to be a Prohibited Transfer and shall not require the consent of Lender or the payment of any transfer or similar fee in connection therewith: (a) a Transfer by devise or descent or by operation of law upon the death or as a result of the legal incapacity of a natural person of such Person’s interest in a Restricted Party to the person or persons lawfully entitled thereto; (b) provided no Event of Default then exists, Transfers of Equity Interests made in good faith for estate planning purposes of an individual’s interests in any Restricted Party to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, provided to the extent applicable to a Restricted Party, such Restricted Party is reconstituted, if required, following such Transfer; (c) provided no Event of Default then exists, the Transfer of any of the Equity Interests in a Restricted Party; or (d) the sale, transfer or issuance of the Equity Interests in any Restricted Party that is publicly traded and listed on the New York Stock Exchange or another nationally recognized publicly-traded stock exchange; provided, however, with respect to clauses (a), (b), (c) and (d) above, all of the following requirements shall have been satisfied (except that the requirements set forth in clause (iii) below shall not be applicable to any Transfer described in clause (d) above):

(i)     following such Transfer, the Control of Borrower and the responsibility for the day-to-day management and operation of Borrower shall be, directly or indirectly, held and maintained by Guarantor (even though there may be a change in Control of Guarantor if Guarantor is an Entity whose Equity Interests are then traded and listed on the New York Stock Exchange or another nationally recognized publicly-traded stock exchange);
(ii)     following such Transfer, (A) Borrower shall continue to satisfy the requirements of Section 7.4 hereof, and (B) Borrower shall continue to comply with the representations, warranties and covenants contained in Sections 5.19, 6.1 and 7.3 hereof (and upon written request of Lender, deliver to Lender a statement signed by a responsible officer or other similar authorized party on behalf of Borrower which certifies to such compliance); and
(iii)     with respect to any such Transfer which causes the transferee (or any other Person), together with its Affiliates, to acquire or increase its beneficial ownership interest in Borrower, directly or indirectly, to twenty-five percent (25%) (or ten percent (10%) if a foreign entity or individual) or more of the aggregate issued and outstanding beneficial ownership interests of Borrower after giving effect to such Transfer, and such transferee (or other Person) and its Affiliates prior to such Transfer did not already own, directly or indirectly, a twenty-five percent (25%) (or ten percent (10%) if a foreign entity or individual) or more of the aggregate issued and outstanding beneficial ownership interests in the Borrower, then Lender shall have received:
(A)    written notice of such Transfer not less than thirty (30) days prior to the date of which such Transfer is to become effective;
(B)    all appropriate papers, certificates and affidavits required by Lender that evidence the organization, good standing, qualification to business and tax status of the transferee, which papers, certificates and affidavits shall include certified copies of all documents relating to the organization and formation of such transferee and of the Persons, if any, which are the beneficial owners of twenty-five percent (25%) (or ten percent (10%) if a foreign entity or individual) or more of the aggregate issued and outstanding Equity Interests of the transferee and organizational charts reflecting such Transfer;
(C)    such documents and information requested by Lender to confirm that such proposed transferee will satisfy the requirements of this Agreement, and sufficient for Lender to satisfy such “know-your-customer” diligence requirements to be performed by Lender pursuant to any Legal Requirements applicable to Lender or by Lender’s policies, including without limitation, all information, documentation, and certifications that Lender requests regarding beneficial owners of the Borrower pursuant to the Beneficial Ownership Regulation and customary searches (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and Patriot Act/terrorist watch list) the results of which shall be reasonably acceptable to Lender with respect to such transferee (or other applicable Person), and to confirm that after giving effect to such

Transfer that no Person holding, directly or indirectly, a twenty-five percent (25%) (or ten percent (10%) if a foreign entity or individual) or more beneficial ownership interest in Borrower shall be a Prohibited Person or otherwise a Person with whom Lender would be prohibited, pursuant to any Legal Requirements applicable to Lender or by Lender’s policies, to engage in the transaction under the Loan Documents; and
(D)    payment or reimbursement of any and all actual and reasonable out-of-pocket costs and expenses paid or incurred by Lender in connection with such Transfer, including, without limitation, all attorneys' fees and all search or other third-party fees and expenses incurred in connection with any diligence performed by Lender as described in subparagraph (C) above.
A Transfer satisfying the requirements of this Section 3.2 shall be referred to as a “Permitted Transfer”. Notwithstanding anything to the contrary set forth above in this Section 3.2, Lender shall be entitled from time to time to request that Borrower provide Lender promptly after each such written request with an updated organizational chart for Borrower that confirms the identity in accordance with the requirements of the Beneficial Ownership Regulation and any other applicable Legal Requirements (if any) of any Person which, together with its Affiliates, has acquired through any one or more Transfers a direct or indirect beneficial ownership interest of twenty-five percent (25%) (or ten percent (10%) if a foreign entity or individual) or more in Borrower after the date of this Agreement. All actual and reasonable out-of-pocket costs and expenses incurred by Lender in connection with its review of any of the foregoing Transfers shall be paid by Borrower whether or not any such Transfer is consummated.
ARTICLE IV
RESERVE ACCOUNTS
Section 4.1 Reserve Accounts Generally.
(a)Establishment. At any applicable time on or after the Closing Date, Lender shall establish the following accounts for purpose of holding the funds to be deposited by Borrower pursuant to this Article IV: the Tax Reserve Account; the Insurance Reserve Account; and the Cash Sweep Reserve Account (individually, a “Reserve Account” and collectively, the “Reserve Accounts”). Each Reserve Account shall be a custodial account established by Lender and shall not constitute a trust fund. At Lender’s option, funds deposited into a Reserve Account may be commingled with other money held by Lender or its servicer.
(b)Control. Borrower and Lender acknowledge and agree that each Reserve Account is and shall be treated as a “securities account” as such term is defined in Section 8-501(a) of the UCC or a “deposit account” as defined in Section 9-102(a)(29) of the UCC, as applicable. Each item of property (whether investment property, financial asset, securities, instrument, cash or other property) credited to each Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC. Lender shall be entitled to exercise the rights that comprise any financial asset credited to each Account. Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement. The provisions of this Section 4.1 are intended to give Lender “control” of the Reserve Accounts and the Account Collateral within the meaning of the UCC.
Section 4.2 Tax Reserve.
(a)Upon the request of Lender during the existence of any Event of Default, Borrower shall deposit with Lender a sum in an amount reasonably determined by Lender with respect to Impositions to be held by Lender in a Reserve Account (the “Tax Reserve Account”), and on each Payment Date thereafter, so long as such Event of Default is continuing, Borrower shall deliver to Lender the amount reasonably estimated by Lender to be one-twelfth (1/12th) of the annual amount of the Impositions to assure that funds are reserved in sufficient amounts to enable the payment of Impositions thirty (30) days prior to their respective due dates (provided, that Lender may re-calculate the foregoing monthly amount from time to time to assure that such funds are reserved in sufficient amounts to enable the payment of Impositions thirty (30) days prior to their respective due dates) (the “Tax Monthly Installment”). If such amounts for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made under this Section 4.2, the Tax Monthly Installment shall be Lender’s reasonable estimate based on one-twelfth (1/12th) of the Impositions for the prior Fiscal Year or payment period, with adjustments reasonably determined by Lender. As soon as the Impositions are fixed for the then current Fiscal Year or period, the next ensuing Tax Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Tax Monthly Installments.
(b)If Lender has not elected, its sole discretion, during the continuance of an Event of Default to apply the funds in the Tax Reserve Account in payment of the Debt in such order and manner as Lender may elect, then Lender shall make payments of Impositions out of the Tax Reserve Account before the same shall be delinquent if and to the extent that there are funds available in the Tax Reserve Account. In making any payment relating to Impositions, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Impositions) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Any funds remaining on deposit in the Tax Reserve Account when no Event of Defaults exist or after the Debt has been indefeasibly repaid in full, whichever is earlier, shall be promptly returned to Borrower.
Section 4.3 Insurance Reserve.
(a)Upon the request of Lender during the existence of any Event of Default, Borrower shall deposit with Lender a sum in an amount reasonably determined by Lender with respect to Insurance Premiums to be held by Lender in a Reserve Account (the “Insurance Reserve Account”), and on each Payment Date thereafter, so long as such Event of Default is continuing, Borrower shall deliver to Lender the amount reasonably estimated by Lender to be one-twelfth (1/12th) of the annual amount of Insurance Premiums for the Policies required pursuant to this Agreement to assure that funds are reserved in sufficient amounts to enable the payment of Insurance Premiums thirty (30) days prior to the expiration of such polices (provided, that Lender may re-calculate the foregoing monthly amounts from time to time to assure that funds are reserved in sufficient amounts to enable the payment of Insurance Premiums thirty (30) days prior to the expiration of such polices) (the “Insurance Monthly Installment”). If such amounts for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made under this Section 4.3, the Insurance Monthly Installment shall be Lender’s reasonable estimate based on one-twelfth (1/12th) of the Insurance Premiums for the prior Fiscal Year or payment period, with adjustments reasonably determined by Lender. As soon as Insurance Premiums are fixed for the then current Fiscal Year or period, the next ensuing Insurance Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Insurance Monthly Installments.
(b)If Lender has not elected, its sole discretion, during the continuance of an Event of Default to apply the funds in the Insurance Reserve Account in payment of the Debt in such order and manner as Lender may elect, then Lender shall make payments of Insurance Premiums out of the Insurance Reserve Account before the same shall be due if and to the extent that there are funds available in the Insurance Reserve Account. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. Any funds remaining on deposit in the Insurance Reserve Account when no Event of Defaults exist or after the Debt has been indefeasibly repaid in full, whichever is earlier, shall be promptly returned to Borrower.
Section 4.4 Cash Sweep Reserve.
(a)Beginning on the first Payment Date after the commencement of any Cash Sweep Period and continuing until the first Payment Date after termination of such Cash Sweep Period, all Excess Cash Flow shall be held by Lender in a Reserve Account (or, at Lender’s option, a ledger sub-account of any existing Reserve Account) (the “Cash Sweep Reserve Account”) as additional collateral for the Loan; provided, however, during the continuance of an Event of Default, Lender shall have the right, but not the obligation, in its sole discretion to apply Excess Cash Flow to the Debt in such order and in such manner as Lender shall elect. Such funds may be commingled with other money held by Lender or its servicer, and the Cash Sweep Reserve Account shall constitute a Reserve Account for all purposes hereof. Upon the termination of any Cash Sweep Period, all funds held in the Cash Sweep Reserve Account shall be promptly paid over to Borrower, so long as no other Cash Sweep Period then exists.
(b)In the event any Cash Sweep Period exists for more than two (2) consecutive Fiscal Quarters occurring after the commencement of such Cash Sweep Period, then at any time thereafter prior to the Cash Sweep Termination Date for such Cash Sweep Period, Lender, in its sole discretion, may elect to use Excess Cash Flow on deposit in the Cash Sweep Reserve Account, to prepay the Principal Indebtedness and unpaid interest thereon (and Borrower hereby authorizes Lender to do so).
(c)Notwithstanding anything to the contrary, during the ongoing existence of a Cash Sweep Period that occurred as a result of Borrower’s failure to satisfy the Debt Service Coverage Ratio required under the definitions of Cash Sweep Period, Borrower may, at any time during such Cash Sweep Period, prepay the Principal Indebtedness to the extent necessary to achieve a Debt Service Coverage Ratio of 1.20 to 1.00 as of the end of the then most recent Fiscal Quarter ending after the commencement of such Cash Sweep Period in order to cause the Cash Sweep Termination Date to occur with respect to such Cash Sweep Period.
Section 4.5 No Interest on Reserve Accounts. Borrower acknowledges and agrees that Borrower shall not be entitled to any earnings or interest on funds deposited into any Reserve Account.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender as of the Closing Date as follows:
Section 5.1    Organization. Borrower (a) is duly organized and validly existing in good standing under the laws of the State of its formation, (b) is duly qualified to do business in the jurisdiction where the Property is located and each other jurisdiction in which the nature of Borrower’s business makes such qualification necessary, (c) has the requisite power and authority to carry on its business as now being conducted, and (d) has the requisite power to execute and deliver, and perform its obligations under, the Loan Documents. Borrower is a “registered organization” within the meaning of the Uniform Commercial Code in effect in the State where Borrower is organized, and Borrower’s organizational identification number issued by such State is set forth under its signature hereto.
Section 5.2    Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower’s performance of its obligations thereunder and the creation of the Liens provided for in the Loan Documents (a) have been duly authorized by all requisite action on the part of Borrower, (b) will not, to Borrower’s knowledge, violate any provision of any applicable Legal Requirements, and (c) will not conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents (or any of its direct or, to Borrower’s knowledge, indirect members, partners or other owners organizational documents) or any indenture, agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents). Except for those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Borrower or Manager (if Manager is an Affiliate of Borrower) is a party have been duly executed and delivered by such parties.
Section 5.3    Enforceability. The Loan Documents executed by Borrower in connection with the Loan are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations. Such Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations).
Section 5.4    Litigation. There are no (a) actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to Borrower’s knowledge, threatened in writing, involving or concerning Borrower, Guarantor or the Property, (b) outstanding or unpaid judgments against Borrower, Guarantor or Borrower’s interest in and to any of the Property, or (c) defaults by Borrower with respect to any order, writ, injunction, decree, or demand of any Governmental Authority or arbitrator.
Section 5.5    Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by or on behalf of Borrower in the Loan Documents or in any other document or certificate delivered to Lender by Borrower contains any untrue statement of a material fact or omits to state any material fact known to Borrower and necessary to make statements contained herein or therein not misleading in any material respect. To Borrower’s knowledge, there is no fact that has not been disclosed by Borrower to Lender which materially adversely affects, nor that would reasonably be expected to materially adversely affect, the use, operation or value of the Property or the business, operations or condition (financial or otherwise) of Borrower. To Borrower’s knowledge, all information submitted by Borrower to Lender, including all financial statements, Rent Rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof, are accurate, complete and correct in all material respects and there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect. Since the delivery of such data, there has been no material adverse change in the financial position of Borrower, Guarantor or the Property, or in the results of operations of Borrower. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which could reasonably be expected to have a Material Adverse Effect.
Section 5.6 Compliance. To Borrower’s knowledge, Borrower, the Property and Borrower’s use thereof and operations thereat comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes other than as may be expressly disclosed in any Third Party Reports. Except for Permits properly issued to Tenants for operation under their respective Leases, to Borrower’s knowledge, Borrower has obtained (in its own name) all Permits required for Borrower’s use and operation of the Property and its use thereof, and, to Borrower’s knowledge, all such Permits are in full force and effect.
Section 5.7 ERISA. Neither Borrower nor any ERISA Affiliate sponsors, maintains, contributes to, has any obligation to contribute to, or has any direct or indirect liability with respect to any “employee benefit plan”, “multiemployer plan”, or any other “plan” (each as defined in ERISA). Borrower is not an “employee benefit plan”, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, a “plan”, as defined in Section 4975(e)(1) of the Code, subject to Code Section 4975, or a “governmental plan” within the meaning of Section 3(32) of ERISA. None of the assets of Borrower constitutes “plan assets” of one or more of any such plans under 29 C.F.R. Section 2510.3-101 or “plan assets” for purposes of Section 3(42) of ERISA or otherwise. Transactions by or with Borrower are not subject to and do not violate any state or other statute, regulation or other restriction regulating investment of, or fiduciary obligations with respect to, governmental plans, and such state and other statutes, regulations and other restrictions do not in any manner prohibit, restrict or otherwise affect the ability of Borrower to perform its obligations under the Loan Documents or the exercise or enforcement of, or the ability of Lender to exercise or enforce, any and all of its rights and remedies under the Loan Documents. If an investor or direct or indirect equity owner in Borrower is a plan that is not subject to Title I of ERISA or Section 4975 of the Code, but is subject to the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to those portions of ERISA or the Code, the assets of Borrower do not constitute the assets of such plan under such other laws.
Section 5.8    Not Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.
Section 5.9    Investment Company Act; Public Utility Holding Company Act; Federal Reserve Regulations. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money. No part of the proceeds of the Loan will be used (x) to finance or refinance any commercial paper issued by Borrower, (y) for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors or violate the federal Securities Exchange Act, or (z) for any purposes prohibited by any Legal Requirements or by the terms and conditions of the Loan Documents.
Section 5.10    Title to the Property; Liens; Boundaries. Borrower owns good and indefeasible title to the Property, free and clear of all Liens, other than the Permitted Encumbrances. To Borrower’s knowledge, the Permitted Encumbrances do not and will not materially and adversely affect (i) the ability of Borrower to pay in full all sums due under the Note or any of its other obligations under the Loan Documents in a timely manner or (ii) except as may result from matters EXPRESSLY disclosed in the Third Party Reports, the use of the Property for the use currently being made thereof, the operation of the Property as currently being operated or the value of the Property, as reflected in the most recent Appraisal provided to or obtained by Lender prior to the Closing Date. To Borrower’s knowledge, the Mortgage creates a valid and enforceable first Lien on the Property and a valid and enforceable first priority security interest in the Personal Property constituting part of the Property, subject to no Liens other than the Permitted Encumbrances. To Borrower’s knowledge, the Mortgage creates a valid and enforceable first Lien on and a valid and enforceable first priority security interest in all of Borrower’s interest in all Leases, subject to no Liens other than the Permitted Encumbrances. To Borrower’s knowledge, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and except as reflected on the Survey, (i) no improvements on adjoining properties encroach upon the Property, and (ii) no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy insuring the Mortgage.
Section 5.11    Condemnation. To Borrower’s knowledge, no Taking has been commenced or is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
Section 5.12    Utilities and Public Access. The Property has adequate rights of access to public ways and is served by all necessary private and public utilities, including without limitation water, sewer, sanitary sewer and storm drainage facilities, adequate for the current and intended uses thereof. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities (or are located on the Property or in validly created easements benefiting the Property which are insured by the Title Insurance Policy).
Section 5.13    Separate Lots. The Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.
Section 5.14    Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
Section 5.15    Flood Zone. Except as expressly disclosed on the Survey, the Property is not located in a flood hazard area as designated by the Federal Emergency Management Agency, or, if so located, the flood insurance required pursuant to Section 8.1(e) hereof is in full force and effect with respect to the Property.
Section 5.16    Physical Condition. To Borrower’s knowledge, and except as may be expressly disclosed in any Third Party Reports, the Property is free of material structural defects and all building systems contained therein are in good condition and good working order in all material respects, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
Section 5.17    Title Insurance. The Title Insurance Policy insures the valid first Lien priority of the Mortgage on the Property subject only to Permitted Encumbrances.
Section 5.18    Leases and Rents. Borrower is the sole owner of the entire lessor’s interest in the Leases and has good title and good right to assign and grant a security interest in the Leases and Rents assigned pursuant to the Mortgage and no other Person has any right, title or interest therein, other than the reversionary interest of Ground Lessor in the event of a termination of the Ground Lease. To the best of Borrower’s knowledge, Borrower has duly and punctually performed all of the terms, covenants, conditions and warranties of landlord under the Leases that were to be kept, observed and performed by Borrower prior to the Closing Date. Borrower has not at any time prior to the date hereof exercised any right to subordinate any Lease to any deed of trust, security deed or mortgage or any other encumbrance of any kind, other than to the Liens of the deed of trust and other loan documents in favor of Southside Bank, which are being released and terminated in their entirety as of the Closing Date. Except for the foregoing Liens of the deed of trust and other loan documents in favor of Southside Bank (which are being released and terminated in their entirety as of the Closing Date), Borrower has not executed any prior assignments of or granted any prior Liens in any Leases or any Rents, and no Rents reserved in any Lease has been anticipated and no Rents for any period subsequent to the date hereof has been collected more than one (1) month in advance of the time when the same became due under the terms of the applicable Lease. Borrower has not performed any act or executed any other instrument which might prevent Lender from enjoying and exercising any of its rights and privileges evidenced by the Loan Documents. To the best of Borrower’s knowledge, except as disclosed to Lender in writing on or prior to the date hereof, as of the Closing Date; (i) each of the Leases is valid and subsisting and in full force and effect and unmodified; (ii) there exists no defense, counterclaim or set-off to the payment of the Rent under the Leases; and (iii) there are no defaults by either Borrower or any applicable tenant now existing under any of the Leases.
Section 5.19    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, Guarantor, Sole Member, and to the current actual knowledge of Borrower, each Tenant at the Property: (i) is not currently identified on the Sanctions list maintained by the U.S. Treasury Department, Office of Foreign Assets Control (currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf.) or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements (or if such list does not exist, the similar list then being maintained by the United States); (ii) is not a Sanctioned Person; and (iii) is not in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required in Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), with the result that (A) the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law, or (B) the Loan is in violation of law. The representations, warranties and provisions of this Section 5.19 shall survive the expiration and termination of this Agreement and the repayment of the Debt.
Section 5.20    Principal Place of Business; State of Organization. Borrower’s State of formation and organization as of the Closing Date is Texas, and Borrower’s principal place of business as of the Closing Date is 212 Lavaca St., Suite 300, Austin, Texas 78701.
Section 5.21    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid.
Section 5.22    Single-Purpose Entity. Borrower has at all times been a Single-Purpose Entity and has at all times acted in a manner which complies with the SPE Covenants since the date of its formation. As used in this Agreement, the term “SPE Covenants” means that, so long as any of the Debt is outstanding, Borrower has not and will not, without the prior written consent of Lender, (a) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or otherwise amend its organizational documentation in any manner that would adversely affect Borrower’s status as a Single-Purpose Entity; (b) engage in any business or activity other than the development, construction, ownership, leasing, operation and disposition of the Property and activities incidental thereto; (c) acquire or own any material asset other than the Property or the Personal Property; (d) merge into or consolidate with any Person, enter into any Division Transaction or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or materially all of its assets or change its legal form; (e) own any subsidiary or make any investment in or acquire the obligations or securities of any other Person; (f) commingle its assets with the assets of any of its partners, members, shareholders, other Affiliates, or of any other Person; (g) allow any Person to pay Borrower’s debts and liabilities or fail to pay Borrower’s debts and liabilities solely from its own assets (which may include additional capital contributions from its members); (h) enter into any contract or agreement with any shareholder, partner, member, principal or other Affiliate of Borrower or Guarantor, or any shareholder, partner, member, principal or Affiliate thereof, except as shall be on terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or affiliate of Borrower or Guarantor or any shareholder, partner, member, principal or Affiliate thereof; (i) seek dissolution or winding up, in whole or in part; (j) fail to correct any known misunderstandings regarding the separate identity of Borrower; (k) hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of Borrower, as the case may be (except pursuant to the Loan Documents); (l) make any material loans or advances to any third party, including any shareholder, partner, member, principal or other Affiliate of Borrower, or any shareholder, partner, member, principal or other Affiliate thereof; (m) fail to file its own tax returns, if required by applicable Law; (n) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any shareholder, partner, member, principal or other Affiliate of Borrower, or any shareholder, partner, member, principal or other Affiliate thereof); (o) fail to allocate fairly and reasonably among Borrower and any third party (including, without limitation, Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses; or (p) modify the operating agreement or partnership agreement of Borrower in any manner that would adversely affect such entity’s status as a Single-Purpose Entity.

    Additionally, Borrower hereby represents that from the date of its formation to the Closing Date, Borrower:
(a)is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business;
(b)has no judgments or liens of any nature against it except for tax liens not yet due;
(c)is in compliance with all laws, regulations, and orders applicable to it in all material respects and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;
(d)is not involved in any dispute with any taxing authority (other than any contest permitted under this Agreement);
(e)has paid all taxes which it owes;
(f)has never owned any real property other than the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property and personal property necessary or incidental to its ownership or operation of the Property;
(g)is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;
(h)has provided Lender with complete financial statements that reflect a fair and accurate view of its financial condition in all material respects;
(i)has no material contingent or actual obligations not related to the Property; and
(j)each amendment and restatement of Borrower’s organizational documents on or prior to the Closing Date has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.
Section 5.23    Insurance. Borrower has obtained and has delivered to Lender certificates for all Policies required in this Agreement, with all premiums currently payable thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 5.24    Management Agreement. The Management Agreement is in full force and effect, and constitutes the entire agreement with respect to the management of the Property between Manager and Borrower and has not been assigned or encumbered (other than pursuant to the Mortgage), or modified, amended, or supplemented. There is no default in any material respect under the Management Agreement by Borrower and, to Borrower’s knowledge, any other party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.
Section 5.25    Taxes. Borrower and Guarantor (a) have filed on or before their respective due dates all federal, state, county, municipal, city income, and other tax returns required to have been filed by them, including, without limitation, those required under the Internal Revenue Code (or have obtained extensions for filing those tax returns), (b) are not delinquent in filing those returns or extensions, if any, and (c) have paid all taxes and related liabilities that are due pursuant to those returns or pursuant to any assessments received by that party to the extent those taxes have become due. Borrower does not know of any basis for any additional assessment regarding any of such taxes and related liabilities.
Section 5.26    Contracts. Neither Borrower nor Guarantor is in default (beyond any applicable period of grace or cure) under any material contract, agreement, indenture, or instrument to which it is a party or by which it or any of its properties or assets are bound, where that default would result in a Material Adverse Effect.
Section 5.27    Ground Lease. Borrower is the sole owner of the entire lessee’s interest in the Ground Lease and has good title and good right to assign and grant a lien against all of Borrower’s ground leasehold interest under the Ground Lease as assigned pursuant to the Mortgage and no other Person has any right, title or interest therein. To Borrower’s knowledge, Borrower has duly and punctually performed all of the terms, covenants, conditions and warranties of lessee under the Ground Lease in all material respects that were to be kept, observed and performed by Borrower prior to the Closing Date. Except for the Liens of the deed of trust and other applicable loan documents in favor of Southside Bank, which are being released and terminated in their entirety as of the Closing Date, Borrower has not executed any prior assignments of or granted any prior Liens in or to any of Borrower’s interest under the Ground Lease. As of the Closing Date, (i) the Ground Lease is valid and subsisting and in full force and effect and unmodified, and (ii) to the actual knowledge of Borrower, there are no defaults by either Ground Lessor or Borrower now existing under the Ground Lease.
Borrower agrees that all of the representations and warranties of Borrower set forth in this Article V and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under any of the Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE VI
COVENANTS
Borrower covenants and agrees that, from the Closing Date until the indefeasible payment in full of the Debt:
Section 6.1    Compliance with Legal Requirements; Payment of Impositions; Contests.
(a)Borrower shall exercise commercially reasonable efforts to do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its existence, rights, Permits and franchises reasonably necessary for the conduct of its business and comply in all material respects with all applicable Legal Requirements, including, without limitation, Prescribed Laws, and to comply in all material respects with all Contracts, Permits, and private covenants, conditions and restrictions that at any time apply to Borrower or the Property. Borrower shall notify Lender promptly of any material written notice or order that Borrower receives from any Governmental Authority relating to Borrower’s failure to comply with such applicable Legal Requirements. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
(b)Subject to the terms of Article X hereof, Borrower shall pay all Impositions and Insurance Premiums with respect to itself and the Property as the same become due and payable and otherwise in accordance with the terms hereof; provided, however, Borrower may satisfy such obligation by complying with the terms and provisions of Section 4.2 and Section 4.3 in order that Lender shall have sufficient funds in the Tax Reserve Account and the Insurance Reserve Account, and timely and sufficient information and documentation, in order to make direct payment of such Impositions and Insurance Premiums pursuant to Section 4.2 and Section 4.3, unless Lender has elected, its sole discretion, during the continuance of an Event of Default to apply the funds in the Tax Reserve Account and/or the Insurance Reserve Account, as applicable, in payment of the Debt. Subject to the terms of Article X hereof, and subsection 6.1(c) below, Borrower shall not, except for Permitted Encumbrances, suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for, or cause to be paid, all utility services provided to the Property to the extent Borrower is liable therefor or that the same may become a Lien on the Property.
(c)After prior written notice to Lender, Borrower may, at its own expense, contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity or application of any Legal Requirements, or the amount or validity or application in whole or in part of any Impositions, provided that (i) no Event of Default exists; (ii) such proceedings are permitted by and conducted in accordance with all applicable Legal Requirements pertaining thereto; (iii) in the case of Impositions or claims of mechanics, materialmen, suppliers or vendors or amounts due under Legal Requirements, such proceedings shall suspend the collection thereof from the Property, (iv) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, or lost; (v) Lender will not, by virtue of such permitted contest, be exposed to any risk of civil or criminal liability; (vi) in the case of Impositions, Borrower shall promptly upon final determination thereof pay the amount of any such Impositions, together with all costs, interest and penalties which may be payable in connection therewith; (vii) in the case of Impositions, Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be reasonably requested by Lender, but in no event less than one hundred ten percent (110%) of the amount of such claim (without duplication as to security provided by Borrower to an applicable charging Governmental Authority in accordance with applicable Legal Requirements, but only to the extent the provision of such security with such Governmental Authority irrevocably offsets the claim being contested or the loss or damage that may result from Borrower’s failure to prevail in such contest), to insure the payment of any Impositions being contested, together with all interest and penalties thereon; and (viii) in the case of contesting any Legal Requirements, Borrower shall furnish such security as may be required in the proceeding or such amount necessary to cover the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Mortgage being primed by any related lien
Section 6.2    Alterations. Borrower shall not (except as otherwise permitted under the Loan Documents), without the prior written consent of Lender, such consent not to be withheld, conditioned or delayed, make or permit to be made any alterations or additions to the Property, exclusive of alterations to tenant spaces required under any Lease existing on the date hereof or entered into in accordance with the terms of this Agreement and alterations undertaken as part of a Restoration in accordance with the terms of this Agreement, that (a) are reasonably expected to have or does have a Material Adverse Effect on the Property, (b) are structural in nature or have a material, adverse effect on any utility or HVAC system contained in the Improvements or the exterior of any building constituting a part of any Improvements or (c) are reasonably anticipated to have a cost in excess of the Alteration Threshold (taken together with any other alterations undertaken at the same time, including any related alterations, improvements or replacements). If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (including any alterations for which the Lender’s prior written approval is not required) shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash or (ii) a letter of credit acceptable to Lender in its sole and absolute discretion (such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold).
Section 6.3    Access to Property and Records. Borrower shall permit agents, representatives and employees of Lender (at Lender’s cost and expense if no Event of Default has occurred and is continuing), to inspect (a) the Property or any part thereof, and (b) such books, records and accounts of Borrower and to make such copies or extracts thereof as Lender shall desire, in each case at such reasonable times as may be requested by Lender upon reasonable advance written notice, subject to the rights of Tenants under Leases and guests or other occupants of the Property. Borrower agrees to bear and shall pay or reimburse Lender within ten (10) days of written demand for all reasonable costs and expenses actually incurred by Lender in connection with the inspections described in this Section 6.3 if an Event of Default then exists.
Section 6.4    Management of and Leasing Agent for Property.
(a)The Property will be (x) managed at all times by Manager pursuant to the Management Agreement unless terminated as provided in the Loan Documents, and (y) leased exclusively at all times by Leasing Agent pursuant to the Leasing Services Agreement unless terminated as provided in the Loan Documents. Borrower shall diligently perform all terms and covenants of the Management Agreement and the Leasing Services Agreement, enforce the performance and observance of all the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement or by Leasing Agent under the Leasing Services Agreement, in a commercially reasonable manner, and promptly notify Lender of any material default by either Manager or Borrower under the Management Agreement or by either Leasing Agent or Borrower under the Leasing Services Agreement or of any written notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement, that Manager is otherwise discontinuing its management of the Property, that Leasing Agent is terminating the Leasing Services Agreement, that Leasing Agent is otherwise discontinuing its leasing services for the Property. Borrower shall not (i) surrender, terminate, or cancel the Management Agreement or the Leasing Services Agreement, (ii) enter into any other agreement relating to the management of the Property with Manager or any other Person or enter into any other agreement relating to the leasing of the Property with Leasing Agent or any other Person, (iii) consent to the assignment by Manager of its interest under the Management Agreement or the assignment by Leasing Agent of its interest under the Leasing Services Agreement, (iv) reduce or consent to the reduction of the term of the Management Agreement or the Leasing Services Agreement, (v) increase or consent to the increase of the amount of any charges under the Management Agreement or the Leasing Services Agreement, or (vi) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement or the Leasing Services Agreement, in each case, without the consent of Lender, which consent shall not be unreasonably withheld or delayed. In no event shall the fee payable to Manager exceed the greater of (A) the current market rate for properties similar to the Property located in the real estate market area in which the Property is located, as reasonably demonstrated by Borrower to Lender, or (B) three percent (3.00%) of Operating Revenues per month (plus a construction management fee of 3.00% of costs of construction actually incurred by Borrower for finish out of space under Leases which is required to be constructed by Borrower under the terms of the applicable Lease), and in no event shall the leasing commissions payable to Leasing Agent exceed the current market rate for properties similar to the Property located in the real estate market area in which the Property is located, as reasonably demonstrated by Borrower to Lender. If (1) an Event of Default occurs and is continuing, (2) the Manager shall become bankrupt or insolvent, (3) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, or (4) Manager engages in gross negligence in connection with the Property, fraud, willful misconduct or misappropriation of funds, Borrower shall, at the request of Lender, terminate the Management Agreement and replace Manager with a replacement manager (which shall thereafter be the Manager hereunder) approved by Lender, in its reasonable discretion, pursuant to a replacement management agreement approved by Lender, in its reasonable discretion (which shall thereafter be the Management Agreement hereunder). If at any time a new Manager is retained to manage the Property, such new Manager shall be subject to Lender’s prior written consent not to be unreasonably withheld, conditioned or delayed, and such new Manager and Borrower shall, as a condition thereof, execute a replacement Manager’s Subordination in form and substance reasonably satisfactory to Lender. If at any time a new Leasing Agent is retained as the exclusive leasing agent for the Property, such new Leasing Agent shall be subject to Lender’s prior written consent not to be unreasonably withheld, conditioned or delayed, and such new Leasing Agent and Borrower shall, as a condition thereof, execute a replacement Leasing Agent’s Subordination in form and substance reasonably satisfactory to Lender.
(b)If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement or the Leasing Services Agreement on the part of Borrower to be performed or observed beyond applicable, grace, notice and/or cure periods, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement or the Leasing Services Agreement, as applicable, on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement or the Leasing Services Agreement, as applicable, shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property, subject to the terms and conditions of Section 6.3 applicable thereto, at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon, and if Leasing Agent shall deliver to Lender a copy of any notice sent to Borrower of default under the Leasing Services Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall notify Lender if Manager sub-contracts to a third party or an Affiliate any or all of its management responsibilities under the Management Agreement.
(c)In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, Borrower shall submit to Lender by no later than thirty (30) days prior to such expiration a draft replacement Management Agreement for reasonable approval in accordance with the terms and conditions hereof.
Section 6.5    Financial and Other Reporting.
(a)Borrower shall keep and maintain or shall cause to be kept and maintained, on a Fiscal Year basis, in accordance with the Accounting Principles, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.

(b)Borrower shall furnish, or shall cause to be furnished, to Lender, in form and detail reasonably satisfactory to Lender, annually within ninety (90) days following the end of each Fiscal Year, a certified, true, complete, correct and accurate copy of Borrower’s annual year-end income statement and balance sheet.
(c)Borrower shall furnish, or shall cause to be furnished, to Lender, in form and detail reasonably satisfactory to Lender, within one hundred twenty (120) days following the end of each Fiscal Year, a certified, true, complete, correct and accurate copy of Guarantor’s annual audited financial statements, prepared by an independent certified public accountant reasonably acceptable to Lender, including, without limitation, a year-end income statement and balance sheet; provided, however, that notwithstanding the foregoing, for so long as Guarantor is publicly traded and listed on the New York Stock Exchange, NASDAQ Exchange or another nationally recognized publicly-traded stock exchange, Guarantor shall not be required to deliver the financial statements set forth in this Section 6.5(c).
(d)Borrower shall furnish, or shall cause to be furnished, to Lender, in form and detail reasonably satisfactory to Lender, quarterly within forty-five (45) days following the end of each Fiscal Quarter (including for each Fiscal Quarter ending on December 31), a certified, true, complete, correct and accurate copy of operating statements of the Property, detailing the revenues received, the expenses incurred, the net operating income before and after the Monthly Debt Service Payments and containing such other information as is necessary and sufficient to fairly represent in all material respects the financial position and results of operation of the Property.
(e)Borrower shall furnish to Lender, within forty-five (45) days following the end of each Fiscal Quarter (including for each Fiscal Quarter ending on December 31), a true, complete, correct and accurate Rent Roll and occupancy report for the Property for such period and such other occupancy and rate information for the Property as Lender shall request in Lender’s reasonable discretion.
(f)Borrower shall furnish, or shall cause to be furnished, to Lender, within thirty (30) days after filing of the same, copies of the Borrower’s federal tax returns and federal tax return extension(s) (if any), together with all schedules thereto (including Schedule K-1).
(g)Borrower shall furnish, or shall cause to be furnished, to Lender within ten (10) Business Days after written request, such further information with respect to Borrower, Guarantor and/or the operation of the Property as may be reasonably requested by Lender.
(h)Concurrently with the delivery of the financial statements referred to in Section 6.5(b) above, Borrower shall furnish to Lender, a duly completed Compliance Certificate signed by a responsible officer of Borrower on behalf of Borrower.
All financial statements and other documents to be delivered pursuant to this Section 6.5 shall (A) be in form and substance reasonably acceptable to Lender, (B) be prepared in accordance with the Accounting Principles, and (C) be certified by a responsible officer or other authorized party of Borrower on behalf of Borrower or by a responsible officer or other authorized party of Guarantor on behalf of Guarantor, as applicable, as being true, correct, complete and accurate in all material respects and, with respect to financial statements, fairly reflecting the results of operations and financial condition of Borrower or Guarantor, as applicable, for the relevant period.
Section 6.6 Ground Lease. Borrower hereby covenants and agrees as follows:
(a) Borrower will defend the leasehold estate under the Ground Lease for the entire remainder of the term set forth in the Ground Lease against each and every Person lawfully claiming by, through or under Borrower, or who may claim the same or any part thereof.
(b)Borrower will at all times pay or cause to be paid prior to delinquency all rents, additional rents and other charges and impositions payable by Borrower when due under the Ground Lease and shall fully perform and comply in all material respects with all other agreements, covenants, terms and conditions imposed upon or assumed by it, as tenant or lessee, under the Ground Lease. If Borrower shall fail to do so beyond any applicable notice and curative period expressly afforded under the terms of the Ground Lease, Lender may (but shall not be obligated to) take any action Lender deems necessary or desirable to prevent or to cure any default by Borrower in the performance of or compliance with any of Borrower’s covenants or obligations under the Ground Lease. Upon receipt by Lender from the Ground Lessor of any written notice of default by Borrower under the Ground Lease, Borrower hereby expressly grants to Lender, and agrees that Lender shall have, the absolute and immediate right to enter in and upon the Property or any part thereof that Lender deems necessary or desirable with or without notice in order to prevent or to cure any default by Borrower under the Ground Lease and take any other action in connection therewith that Lender deems necessary or prudent. Borrower does hereby authorize and irrevocably appoint and constitute Lender as its true and lawful attorney-in-fact, which appointment is coupled with an interest, in its name, place and stead, to take any and all such actions by Lender pursuant to the terms of this paragraph to perform and comply with all the obligations of Borrower under the Ground Lease, but without any obligation so to do or take any such action. Lender may pay and expend such sums of money as Lender deems necessary for any such purpose, and Borrower hereby agrees to pay to Lender, immediately upon demand, all such sums so paid and expended by Lender. All such sums so paid and expended by Lender shall accrue interest at the Default Rate and be added to and be secured by the Lien of the Mortgage. In the event of any failure by Borrower to perform or cause the performance of any covenant on the part of Borrower to be observed and performed under the Ground Lease, the performance by Lender of the applicable covenant on behalf of Borrower under the Ground Lease shall not remove or waive, as between Borrower and Lender, the corresponding Event of Default under the terms hereof.
(c)Borrower shall enforce the material terms, covenants and conditions in the Ground Lease to be observed by Ground Lessor.
(d)Borrower shall, within ten (10) days after written request from Lender, deliver to Lender proof of payment of all items that are required to be paid by Borrower under the Ground Lease, including rent, taxes, operating expenses, fees and other charges, as applicable. Borrower shall promptly deliver to Lender copies of all notices formally given with respect to or which affect the Ground Lease, including pleadings or notices of default given under the Ground Lease. Borrower further covenants that it shall not do or permit anything to occur or fail to occur which will be grounds for declaring a forfeiture or termination of the Ground Lease, and upon any such failure as aforesaid, Borrower shall be subject to all of the rights and remedies granted Lender in this Agreement and any other Loan Documents, after the expiration of any applicable opportunity to cure expressly provided herein or in any other applicable Loan Document.
(e)Borrower will not surrender the leasehold estate and interest evidenced and created by the Ground Lease, nor terminate or cancel the Ground Lease, in whole or in part, without the prior written consent of Lender, which consent may be given or withheld in the sole discretion of Lender. Borrower will not amend, modify, change, supplement, alter or further separate the Ground Lease, without the prior written consent of Lender, such consent to not be unreasonably withheld, conditioned or delayed. Any surrender, termination, cancellation, amendment, modification, change, supplementation, alteration or further separation of the Ground Lease without the prior written consent thereto by Lender shall constitute an Event of Default hereunder.
(f)No release or forbearance of any of Borrower’s obligations under the Ground Lease, pursuant to the Ground Lease or otherwise, shall release Borrower from any of its obligations under this Agreement, including obligations with respect to the payment of rent as provided for in the Ground Lease and the performance of all of the terms, provisions, covenants, conditions and agreements contained in the Ground Lease to be kept, performed and complied with by Borrower therein.
(g)Unless Lender shall otherwise expressly consent in writing, the fee title to the Property and the leasehold estate created and evidenced by the Ground Lease shall not merge, but shall always remain separate and distinct, notwithstanding the union of said estates either in the landlord or in the tenant, or in a third party by purchase or otherwise.
(h)If there shall be filed by or against Borrower a petition under the United States Bankruptcy Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and Borrower, as lessee under the Ground Lease, shall determine to reject the Ground Lease pursuant to Section 365(a) of the Bankruptcy Code, Borrower shall give Lender not less than thirty (30) days prior notice of the date on which Borrower shall apply to the Bankruptcy Court for authority to reject the Ground Lease. Lender shall have the right, but not the obligation, to serve upon Borrower within such thirty (30) day period a notice stating that (i) Lender demands that Borrower assume and assign the Ground Lease to Lender pursuant to Section 365 of the Bankruptcy Code, and (ii) Lender covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under the Ground Lease. If Lender serves upon Borrower the notice described in the preceding sentence, Borrower shall not seek to reject the Ground Lease, and Borrower shall comply with the demand provided for in the clause (i) of the preceding sentence within thirty (30) days after such notice shall have been given, subject to the performance by Lender of the covenant provided for in clause (ii) of the preceding sentence. Further, effective upon the entry of an order for relief in respect of Borrower under the Bankruptcy Code, Borrower hereby assigns and transfers to Lender a non-exclusive right to apply to the Bankruptcy Court under Subsection 365(d)(1) of the Bankruptcy Code for an order extending the period during which the Ground Lease may be rejected or assumed.

(i)The Lien of the Mortgage shall attach to all of Borrower’s rights and remedies at any time arising under or pursuant to Section 365(h) of the Bankruptcy Code, including all of Borrower’s rights to remain in possession of the Property. Borrower shall not elect to treat the Ground Lease as terminated under Section 365(h)(1) of the Bankruptcy Code, and any such election shall be void.
(j)If pursuant to Section 365(h) of the Bankruptcy Code, Borrower shall seek to offset against any rent reserved in the Ground Lease the amount of any damages caused by the nonperformance by Ground Lessor or any other party of any of their respective obligations thereunder after the rejection by Ground Lessor or such other party of the Ground Lease under the Bankruptcy Code, then Borrower shall, prior to effecting such offset, notify Lender of its intent to do so, setting forth the amount proposed to be so offset and the basis therefor. Lender shall have the right to object to all or any part of such offset that, in the reasonable judgment of Lender, would constitute a breach of the Ground Lease, and in the event of such objection, Borrower shall not affect any offset of the amounts found objectionable by Lender. To the extent permitted under applicable law, neither Lender’s failure to object as aforesaid nor any objection relating to such offset shall constitute an approval of any such offset by Lender.
(k)If any action, proceeding, motion or notice shall be commenced or filed in respect of Ground Lessor under the Ground Lease or any other party or in respect of the Ground Lease in connection with any case under the Bankruptcy Code, then Lender shall have the option to intervene in any such litigation with counsel of Lender’s choice. Lender may proceed in its own name in connection with any such litigation, and Borrower agrees to execute any and all powers, authorizations, consents or other documents reasonably required by Lender in connection therewith.
(l)Borrower shall, after obtaining knowledge thereof, promptly notify Lender in writing of any filing by or against Ground Lessor (or any other party with an interest in the “landlord’s” interest under the Ground Lease and/or the fee simple interest in and to the Property) of a petition under the Bankruptcy Code. Borrower shall promptly deliver to Lender, following receipt, copies of any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating thereto.
(m)Lender shall have the right upon written notice to Borrower to participate in the adjustment and settlement of any insurance proceeds and in the determination of any condemnation award under the Ground Lease to the extent and in the manner provided in the Ground Lease and in a manner consistent with the terms of the Loan Documents.
(n)To the extent applicable, if Ground Lessor rejects or disaffirms the Ground Lease or purports or seeks to disaffirm the Ground Lease pursuant to the Bankruptcy Code, then: (i) to the extent permitted by law, Borrower shall remain in possession of the Property demised under the Ground Lease and shall perform all acts reasonably necessary for Borrower to remain in such possession for the unexpired term of the Ground Lease (including all renewals), whether the then existing terms and provisions of the Ground Lease require such acts or otherwise; and (ii) all the terms and provisions of this Agreement and the Lien created by the Mortgage shall remain in full force and effect and shall extend automatically to all of

Borrower’s rights and remedies arising at any time under, or pursuant to, Section 365(h) of the Bankruptcy Code, including all of Borrower’s rights to remain in possession of the Property.
Section 6.7 Leases.
(a)Borrower shall (i) observe and perform in all material respects all of the material obligations imposed upon the lessor under the Leases; (ii) promptly send copies to Lender of all written notices of material default that Borrower shall send or receive under any Major Lease; (iii) promptly notify Lender of any tenant under a Major Lease at the Property which has vacated (after Borrower obtaining actual notice of same), or has given Borrower written notice of its intention to vacate, the premises (or any material portion thereof) leased to such tenant pursuant to the applicable Major Lease; (iv) enforce in all material respects the terms, covenants and conditions in the Leases to be observed by tenants in accordance with commercially reasonable practices for properties similar to the Property; and (v) obtain the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, for any Major Lease (or associated guaranty or other agreement supplemental thereto), amendment or modification thereto (or to any associated guaranty or other agreement supplemental thereto), assignment thereof, or subletting thereunder (unless Borrower’s approval for such amendment, modification, assignment or subletting is not required pursuant to the express terms of such Major Lease), and for any termination of any Major Lease (unless Borrower’s approval for such termination is not required pursuant to the express terms of such Major Lease). Notwithstanding anything to the contrary, Lender has approved the Leases that are identified in the Rent Roll delivered to Lender as of the Closing Date, as well as the terms and conditions thereof.
(b)Borrower may enter into any New Tenant Lease, other than a Major Lease, after the Closing Date, without the prior written consent of Lender provided that such Lease is at then current market terms for properties similar to the Property in the geographical region where the Property is located, as reasonably determined by Borrower and Borrower reasonably approves the creditworthiness of the tenant and applicable guarantor (if any) thereunder. For the avoidance of doubt, Borrower shall not be obligated to obtain Lender consent and shall not be deemed to violate the foregoing sentence with respect to any renewal, extension, amendment or modification of any Lease which may be exercised by the applicable Tenant thereunder in accordance with the terms and conditions of such Lease without the prior consent of Borrower. All proposed New Tenant Leases that do not satisfy the requirements set forth in this Section 6.7 will require Lender’s prior written approval (not to be unreasonably withheld, conditioned, or delayed, so long as no Event of Default exists). In addition to the foregoing, without the approval of Lender, Borrower may enter into amendments, modifications, renewals and extensions of, and permit assignments and subleases by tenants under, Leases that are not Major Leases in the ordinary course of business of operating the Property in a reasonable and prudent manner. Further, without the prior written consent of Lender, Borrower may enter into terminations of Leases that are not Major Leases in the ordinary course of business of operating the Property in a reasonable and prudent manner, so long as the tenant thereunder is in default (after expiration of any applicable grace or cure period) and the termination of such Leases will not have a Material Adverse Effect. For any New Tenant Lease which is a Major Lease, Borrower shall use commercially reasonable efforts to provide to Lender an executed original subordination, nondisturbance and attornment agreement from such tenant in Lender’s standard form or another form reasonably acceptable to Lender, and receipt by Lender of such subordination, nondisturbance and attornment agreement may be required by Lender as a condition to Lender granting its approval of such Major Lease. Upon written request by Lender, to the extent not already delivered to Lender, Borrower shall promptly (and in any event no later than the next quarterly deliverable pursuant to Section 6.5(e)) deliver to Lender copies of each Lease and modification, amendment or termination of any Leases entered into after the Closing Date, together with written certification from Borrower confirming that (i) the copy delivered is a true, complete and correct copy of such Lease and (ii) Borrower has satisfied all conditions of this Section 6.7.
(c)Without first having obtained the written consent of Lender, Borrower will make no assignment, pledge or disposition of any Leases or any Rents (except to Lender); nor will Borrower grant any Lien in any Leases or any Rents (except to Lender); nor will Borrower incur any indebtedness to a Tenant under or guarantor of any Lease which may under any circumstance be used as an offset against the Rents or other payments due under said Lease, except for any tenant improvement allowances, tenant inducement payments or other similar amounts payable to the Tenant under any applicable Lease; nor will Borrower subordinate any of the Leases to any deed of trust, security deed or mortgage or any other encumbrance of any kind (other than the Ground Lease) or permit, consent or agree to such subordination; nor will Borrower receive or collect any Rents for a period of more than one (1) month in advance of the date on which such payment is due (except prepayments of not more than one (1) month’s Rent by Tenants made in connection with execution of Leases approved or deemed approved under this Section 6.7); and any such acts, if done without the prior written consent of Lender, shall be null and void.
(d)In the event (i) (x) any tenant under any Lease files a petition for relief, or (y) an involuntary petition for relief is filed in any Bankruptcy Action against any tenant under any Lease, or (z) an order for relief naming a tenant under any Lease is entered under any Creditors’ Rights Laws, or (ii) any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by any tenant under any Lease (each a “Tenant Bankruptcy Event” and the tenant which is the subject thereof being the “Tenant in Bankruptcy”), Borrower agrees that if any Lease of a Tenant in Bankruptcy is rejected in connection with any such proceeding, no settlement for damages shall be made without the prior written consent of Lender. Any check or other form of payment in payment of damages for rejection of any such Lease will be made payable to both Borrower and Lender. Borrower hereby assigns any such payment to Lender and further covenants and agrees that upon the request of Lender, it will duly endorse to the order of Lender any such check or other form of payment, the proceeds of which will be applied to the Debt in such order as Lender in its sole discretion may determine. During the pendency of a Tenant Bankruptcy Event and notwithstanding the fact that an Event of Default may not exist at the time, all Rents (excluding any Rents received under the Lease of the Tenant in Bankruptcy after the assumption, if any, of the Lease of the Tenant in Bankruptcy in such proceeding, which Rents is subject to the other provisions of this Agreement) received by Borrower in connection with the Lease of the Tenant in Bankruptcy not otherwise applied to the payment of the Debt then due or the expenses of managing, operating and maintaining the Property shall be remitted to Lender for application to the outstanding Debt.

(e)If there is any payment to Borrower in consideration for the termination of a Lease, Borrower hereby assigns such payment to Lender and further covenants and agrees that, upon the request of Lender, it will pay the amount so received to Lender, which amount will be applied to the Debt in such order as Lender in its sole discretion may determine.
(f)Promptly after written request from Lender from time to time, Borrower shall use commercially reasonable efforts to obtain from the tenant under any Lease covering any portion of the Property estoppel certificates stating that (1) the Lease is unmodified and in full force and effect and (2) that no default exists thereunder on the part of such tenant or Borrower.
(g)Any request for approval of a Lease, or assignment, termination, amendment or modification of any Lease requiring approval as set forth in this Section 6.7 (a “Lease Approval Request”) shall be made to Lender in writing and together with such request Borrower shall furnish to Lender: (i) such biographical and financial information about the proposed Tenant and any guarantor of such proposed Lease in Borrower’s possession as Lender may reasonably require (Borrower hereby agreeing to use commercially reasonable efforts to obtain same), (ii) a copy of the proposed form of Lease (or amendment or modification), and (iii) a summary of the material terms of such proposed Lease (or amendment or modification) including, without limitation, rental terms and the term of the proposed Lease. Borrower shall pay all of Lender’s actual and reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred in connection with any request for approval of any Lease requiring Lender’s approval under this Section 6.7.
Section 6.8    Place of Business; State of Organization. Borrower shall not change its chief executive office or its principal place of business or place where its books and records are kept, without giving Lender at least thirty (30) days’ prior written notice thereof, and shall not change the jurisdiction in which it is organized without Lender’s prior written consent, and in each case Borrower shall promptly provide Lender such information as Lender may reasonably request in connection therewith. Upon Lender’s written request, Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change of principal place of business or place of organization, any additional financing statements, security agreements and other instruments required by Lender to establish, maintain or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, has been for the preceding four (4) months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in Section 11.6 of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change).
Section 6.9    Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are reasonably necessary for the ownership, maintenance, management and operation of the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than enforcement, modification or termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 6.10    Title to the Property. Subject to the terms of Article X hereof, Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage, subject only to Permitted Encumbrances.
Section 6.11    Notices of Default and Litigation. Borrower shall promptly advise Lender of:
(a)any change in (i) Borrower’s financial condition which has, or could reasonably be expected to have a Material Adverse Effect, or (ii) Guarantor’s financial condition which has, or could reasonably be expected to have, a material adverse effect on the ability of Guarantor to perform, or of Lender to enforce against Guarantor, upon the occurrence and during the continuance of an Event of Default, any of the Loan Documents.
(b)any litigation or governmental proceedings pending or threatened for which Borrower receives notice in writing (i) involving Borrower which has, or could reasonably be expected to have, a Material Adverse Effect, or (ii) involving Guarantor which has, or could reasonably be expected to have, a material adverse effect on the ability of Guarantor to perform, or of Lender to enforce against Guarantor, upon the occurrence and during the continuance of an Event of Default, any of the Loan Documents to which Guarantor is a party.
Section 6.12 Cooperate in Legal Proceedings. Borrower shall, at Borrower’s sole but reasonable costs and expense, reasonably cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority that may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
Section 6.13 Condemnation and Insurance Benefits. Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Condemnation Proceeds or Insurance Proceeds lawfully or equitably payable in connection with the Property, and, subject to the terms of Article X hereof, Lender shall be reimbursed by Borrower for any actual and reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an Appraisal, if determined necessary or appropriate in the reasonable discretion of Lender, on behalf of Lender in case of Casualty or Taking affecting the Property or any part thereof) from such Condemnation Proceeds or Insurance Proceeds, as applicable.
Section 6.14    Maintenance of Property; Payment for Labor and Materials.
(a)Borrower shall use commercially reasonable efforts to cause the Property to be maintained in a good and safe condition and repair, and shall make or cause to be made all repairs and replacements thereto, interior and exterior, that are reasonably necessary or reasonably appropriate to keep same in such order and condition. If repairs and replacements are required in and to the Property on an emergency basis to prevent loss, damage, waste, or destruction thereof, then Borrower shall proceed to repair and replace same, or cause same to be repaired and replaced, notwithstanding anything to the contrary contained in Section 6.2 hereof; provided, however, that if such emergency measures are required, then Borrower shall notify Lender in writing of the commencement of same and the measures to be taken, and, when same are completed, the completion date and the measures actually taken. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property with items of equal suitability and value or removal without replacement so long as the same is not reasonably necessary in any material respect for the ongoing customary operation of the Property) without the consent of Lender or as otherwise permitted pursuant to Section 6.2 hereof. Borrower shall perform (or shall cause to be performed) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 5.11 hereof and shall complete and pay for (or cause the completion and payment for) any structure at any time in the process of construction or repair on the Land.
(b)Subject to Section 6.14(c) below, Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and shall not permit to exist in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.
(c)After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the reasonable judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in present imminent danger of being sold, forfeited, terminated, cancelled or lost.
Section 6.15    Zoning; Joint Assessment. Borrower shall operate the Property for the same uses as the Property is operated as of the Closing Date, and Borrower shall not materially change the Property’s use or initiate, join in or consent to any (a) change in any zoning ordinance, private restrictive covenant or other public or private restrictions limiting or defining the Property’s uses or any part thereof (including filing a declaration of condominium, map or any other document having the effect of subjecting the Property to the condominium or cooperative form of ownership), or (b) joint assessment of the Property with any other real or personal property. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior consent of Lender.
Section 6.16    Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage prior to or subsequent to the Mortgage, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, subject to the terms of Article X hereof, Borrower shall be chargeable with and agrees to pay all out-of-pocket costs actually incurred by Lender as a result thereof, including reasonable costs of collection and defense (including attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable promptly after demand, together with interest thereon from the date of demand by Lender at the Default Rate, and together with all required service or use taxes.
Section 6.17    ERISA. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representations and warranties in Section 5.7 to remain true and accurate throughout the term of the Loan.
Section 6.18    Waste. Borrower shall not commit or suffer any material physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may be reasonably likely to materially and adversely impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, consent to any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.
Section 6.19    Contracts. Upon written request of Lender, Borrower shall deliver to Lender a true, correct, and complete copy of each Contract promptly after the execution of same by all parties thereto. Within twenty (20) days after a written request by Lender, Borrower shall prepare and deliver to Lender a complete listing of all Contracts, showing date, term, parties, subject matter, whether any material defaults exist, and any other information reasonably specified by Lender, regarding each of those Contracts.
Section 6.20    Beneficial Ownership Regulation; Beneficial Owners. Borrower agrees to promptly provide Lender with any information and documentation that Lender may, pursuant to the Beneficial Ownership Regulation, reasonably request concerning the Borrower’s Beneficial Owners that own, individually, twenty-five percent (25%) (or ten percent (10%) if a foreign entity or individual) or more direct or indirect equity interest in Borrower; provided, however, that so long as Guarantor is an Entity whose Equity Interests are traded and listed on the New York Stock Exchange or another nationally recognized publicly-traded stock exchange, the foregoing obligation of Borrower to provide any such requested information shall not be applicable to any changes in the Beneficial Owners of Borrower which are attributable to changes in the ownership of Equity Interests in Guarantor. Further, Borrower covenants and agrees that Borrower will immediately notify Lender upon obtaining actual knowledge that Borrower has any change to its Beneficial Owners meeting such ownership criteria that results in the Beneficial Owner and other ownership information previously provided to Lender being incorrect in any material respect. Should Borrower fail to notify Lender of such any change, Borrower agrees that Lender may rely upon the Beneficial Owner and other ownership information previously provided to Lender and that such information is complete and accurate in all material respects. This subparagraph is not intended to allow any change in ownership with respect to Borrower otherwise prohibited by any other applicable terms of this Agreement.
ARTICLE VII
NEGATIVE COVENANTS
Borrower covenants and agrees that, from the Closing Date until the indefeasible payment in full of the Debt:
Section 7.1 Other Debt. Borrower shall not incur, create, assume, allow to exist, become or be liable in any manner with respect to any other Indebtedness or monetary obligations, except for the Debt, Permitted Trade Payables and Permitted Equipment Leases.
Section 7.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except Permitted Encumbrances, liens for ad valorem taxes that are not delinquent, and Borrower’s compliance with other provisions under this Agreement regarding contesting such items.
Section 7.3 ERISA. Borrower shall not engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under any of the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii)

Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
(A)Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);
(B)Less than twenty-five percent (25%) of each outstanding class of Equity Interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or
(C)Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).
Section 7.4    Single-Purpose Entity.
(a)Borrower shall not cease to be a Single-Purpose Entity and Borrower shall at all times comply in all material respects with the SPE Covenants; and
(b)Borrower shall not modify or amend its organizational documents in any material manner without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, and Borrower shall not restate or replace its organizational documents without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed.
Section 7.5    Transactions with Affiliates. Except as expressly permitted by the Loan Documents, Borrower shall not enter into any transaction with any of its stockholders, officers, employees, partners, members or any of its Affiliates, except under transactions in the ordinary course of business and on terms not less favorable than would be usual and customary in similar transactions between Persons dealing at arm’s length.
Section 7.6    No Restrictions on Licenses. Borrower shall not permit any restriction in any license or other agreement that restricts Borrower from granting a Lien to Lender on any such parties’ rights under that license or agreement. If Guarantor fails for any reason to be an Entity whose Equity Interests are traded and listed on the New York Stock Exchange or another nationally recognized publicly-traded stock exchange, then Borrower shall not permit any restriction in any license or other agreement that restricts Guarantor from granting a Lien to Lender on any such parties’ rights under that license or agreement.
Section 7.7    No Dissolution, Liquidation or Division Transaction. Without the prior written consent of Lender, (a) Borrower shall not dissolve or liquidate, or, except for Permitted Transfers, (i) merge, (ii) enter into any Division Transaction or (iii) consolidate with or into any other entity, and (b) Borrower shall not permit Guarantor to, dissolve or liquidate, or, except for Permitted Transfers, enter into any Division Transaction. Additionally, if Guarantor fails for any reason to be an Entity whose Equity Interests are traded and listed on the New York Stock Exchange or another nationally recognized publicly-traded stock exchange, then Borrower shall not permit Guarantor to (x) merge or (y) consolidate with or into any other entity.

ARTICLE VIII
    INSURANCE, CASUALTY, CONDEMNATION AND RESTORATION
Section 8.1 Types of Insurance. At all times during the term of the Loan, Borrower shall maintain, or cause to be maintained, at its sole cost and expense, for the mutual benefit of Borrower and Lender, the following policies of insurance (collectively, the “Policies”):
(a)Property insurance with respect to the Improvements, Equipment and Inventory against any peril included within the classification “Special Form” or “All Risks” with extended coverage including wind/hail and named storms, in an amount not less than one hundred percent (100%) of the full insurable value written on a replacement cost basis which for purposes of this Agreement shall mean actual replacement value (exclusive of costs and excavations, foundations, underground utilities and footings) with no deduction for depreciation; provided, however, if wind/hail and named storm coverage is excluded therefrom, such coverage must be provided by a separate, stand-alone policy. The policy referred to in this Section 8.1(a) shall contain a replacement cost endorsement and shall either contain an agreed amount endorsement or be written without any coinsurance. The policy shall provide for no deductible in excess of the greater of $50,000 or five percent (5%) of underwritten net cash flow as determined by Lender for all such insurance coverage, except with respect to named windstorm and earthquake which, if required, may have a deductible no greater than five percent (5%) of the total insurable value of the Property. In all cases where any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses under applicable Legal Requirements, the policy referred to in this Section 8.1(a) must include “Ordinance and Law Coverage”, with “Time Element”, “Loss to the Undamaged Portion of the Building”, “Demolition Cost” and “Increased Cost of Construction” endorsements, in the amount of coverage required by Lender;
(b)Commercial general liability insurance on an occurrence basis, including personal injury, bodily injury, death and property damage liability against any and all claims, including all legal liability to the extent insurable imposed upon Borrower and all court costs and attorneys’ fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Property (i) with a combined limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate plus $15,000,000 umbrella coverage; and (ii) covering at least the following hazards: (A) premises and operations; (B) products and completed operations; (C) independent contractors; and (D) contractual liability covering, to the maximum extent permitted by law, Borrower’s obligations to indemnify Lender as required under this Agreement;
(c)Workers’ compensation insurance subject to the worker’s compensation laws of the applicable state and employer’s liability coverage containing minimum limits of $1,000,000;
(d)Business income and/or loss of rents coverage for the Property with loss payable to Lender and covering all Property risks required in this Article VIII, for a period and in an amount equal to at least eighteen (18) months estimated gross income and/or Rents attributable to the Property and based on gross income and/or Rents for the succeeding eighteen (18) months and either containing an agreed amount endorsement or written without any coinsurance provisions, together with an extended period of indemnity which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of at least twelve (12) months from the date the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be disbursed or applied as follows: (i) periodically disbursed by Lender to Borrower for purposes of paying customary operating expenses for the Property actually incurred by Borrower during any period of Restoration of the Property for which Lender is obligated to disburse to Borrower corresponding casualty insurance policy proceeds for Restoration purposes in accordance with the terms hereof, with the balance of any such business income and/or loss of rents coverage being promptly disbursed to Borrower after completion of such Restoration in accordance with the requirements of the Loan Documents; or (ii) applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note, at the option of Lender at any time that Lender is not obligated to disburse to Borrower corresponding casualty insurance policy proceeds for Restoration purposes in accordance with the terms hereof and is then entitled to apply such casualty coverage proceeds against the Debt; provided, however, that nothing contained in this clause (d) shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income and/or loss of rents insurance (the insurance required pursuant to this clause (d) is referred to herein as “BI/Rent Loss Insurance”);
(e)If all or any portion of the Property is located within a federally designated flood hazard zone (i.e.; any classification other than “C” or “X”), flood insurance in an amount equal to the maximum allowed under the related federal flood insurance program plus such excess flood limits as Lender may require, all with deductibles acceptable to Lender;
(f)Earthquake insurance, if required by Lender, in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to this Section 8.1(f) shall be on terms consistent with the “Special Form” or “All Risks” insurance policy required in Section 8.1(a). Such earthquake insurance may contain a deductible no greater than five percent (5%) of the total insurable value of the Property;
(g)Equipment breakdown insurance covering all steam boilers, air conditioning equipment, pressure vessels or similar apparatus now or hereafter installed at the Property, in such amounts as Lender may from time to time reasonably require and which are customarily required by institutional lenders with respect to similar properties similarly situated;
(h)The insurance required under Sections 8.1(a), 8.1(b) and 8.1(d) above shall cover foreign and domestic acts of terrorism. At all times, Borrower shall maintain commercial property insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 8.1(a) and 8.1(d) above at all times during the term of the Loan; in the event the insurance required under Sections 8.1(a) and 8.1(d) above shall contain an exclusion for loss resulting from perils and acts of terrorism,

Borrower shall maintain a separate, stand-alone terrorism insurance policy satisfactory to Lender;
(i)During any period of Restoration or structure construction, repairs or alterations being made with respect to the Improvements and only if the Property and Liability forms do not otherwise apply, the following coverage in form and substance and with terms, deductibles and limits acceptable to Lender: (A) borrower and general contractor shall obtain and maintain commercial general liability and umbrella liability covering claims related to construction, alteration or repairs being made at the Property which are not covered by the Policies required in Section 8.1(b) above; and (B) builder’s “all risk” insurance written on a completed value non-reporting form including 100% of the recurring hard and soft costs, plus coverage for material in transit and in temporary storage reasonably acceptable to Lender; (1) covering all risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request; (2) with permission to occupy the Property; and (3) either containing an agreed amount endorsement or written without any coinsurance;
(j)Auto liability coverage for all owned and non-owned vehicles (including, without limitation, rented and leased vehicles) containing minimum limits per occurrence, including umbrella coverage, of $1,000,000 (if applicable); and
(k)Such other insurance with respect to the Improvements, Equipment and Inventory located on the Property against loss or damage as requested by Lender (including but not limited to crime, liquor/dramshop, mold and fungus insurance) provided such insurance is of the kind for risks from time to time customarily insured against and in such amounts as are generally required by institutional lenders for properties comparable to the Property or which Lender may deem necessary in its reasonable discretion.
Section 8.2    Insurer Ratings. Borrower will maintain the insurance coverage described in Section 8.1 with companies acceptable to Lender and with a claims paying ability of not less than “A” or better by S&P or “A:VIII” or better by AM Best. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the state where the Property is located.
Section 8.3    Blanket Policy. The insurance coverage required under Section 8.1 may be effected under a blanket policy or policies covering the Property and other property and assets not constituting a part of the Property; provided that any such blanket policy has been approved in advance by Lender, which approval shall not be unreasonably withheld. Prior to any approval of such blanket policy, Lender shall be satisfied by evidence reasonably required by Lender that such any blanket policy shall provide coverage in an amount and scope which is at least equal to what would be provided if the required coverage was purchased on an individual basis and which shall in any case comply in all other material respects with the requirements of this Article VIII.
Section 8.4    General Insurance Requirements.
(a)Borrower agrees that all Policies shall: (i) be in such form and with such endorsements and in such amounts as may be reasonably satisfactory to Lender; (ii) name Borrower as a named insured and, for all liability Policies required herein, except for those

Policies required in Sections 8.1(c) and 8.1(i), name Lender as an additional insured; (iii) for all Policies required herein, contain a non-contributory Mortgagee Endorsement and/or Lender’s Loss Payable Endorsement or their equivalents naming Lender as the person to whom all payments shall be paid and including such provisions that provide that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, or anyone acting for or on behalf of Borrower, or of any Tenant or other occupant of the Property; (iv) contain a waiver of subrogation endorsement as to Lender and its successors and assigns; (v) provide for a deductible per loss for all Policies not in excess of $25,000.00 (except as otherwise permitted under this Article VIII and except with respect to the commercial general liability insurance required pursuant to Section 8.1(b) above, which shall have a deductible or self-insured retention reasonably acceptable to Lender); (vi) contain a provision that the issuers of such Policies shall give notice to Lender if the Policies have not been renewed at least fifteen (15) days prior to their expiration or if the issuers elect not to renew such Policies prior to expiration; (vii) contain a provision that such Policies shall not be canceled, without at least thirty (30) days prior notice to Lender (except ten (10) days’ notice for non-payment of premium) in each instance; and (viii) not contain any clause or provision that would make Lender liable for any insurance premiums thereon or subject to any assessments thereunder.
(b)In the event of foreclosure of the Lien of the Mortgage or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Debt, all right, title and interest of Borrower in and to all Policies of casualty insurance covering all or any part of the Property for the period prior to the date of such transfer shall inure to the benefit of and pass to the successors in interest to Lender or the purchaser or grantee of the Property or any part thereof.
Section 8.5    Certificates of Insurance and Delivery of Policies. Upon Lender’s request, complete copies of all Policies required pursuant to this Article VIII shall be promptly delivered to Lender provided such are then available to Borrower. Borrower shall deliver to Lender prior to the Closing Date an Acord 28 or similar certificate of insurance evidencing the coverages and amounts required hereunder and, upon request of Lender as soon as available after the Closing Date, complete copies of all Policies. Certificates of insurance in form and substance acceptable to Lender with respect to all renewal and replacement Policies shall be delivered to Lender prior to the expiration date of any of the Policies required to be maintained hereunder, along with evidence that the premiums have been paid when due and payable. Complete copies of such Policies shall be delivered to Lender promptly after Borrower’s receipt thereof. If Borrower fails to maintain the insurance required by this Agreement, or maintain and deliver to Lender the certificates of insurance required by this Agreement at least fifteen (15) days prior to the expiration date thereof, or if at any time Lender is not in receipt of written evidence that all insurance required under this Agreement is in full force and effect or receives evidence of the impending cancelation or non-renewal of such insurance, Lender may, at its option, without notice to Borrower, procure such insurance, and Borrower shall reimburse Lender for the amount of all premiums paid by Lender thereon promptly, after demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment, and such sum shall be a part of the Debt secured by the Loan Documents. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or the carriers’ or Borrower’s payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto. Borrower represents that no claims have been made under any of such Policies, and no party, including Borrower, has done, by act or omission, anything which would impair the coverage of any of such Policies.
Section 8.6    Restoration Proceeds.
(a)Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief paid or to be paid, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by or on behalf of Borrower following any damage, destruction, casualty, or loss to all or any portion of the Property (a “Casualty”, and such proceeds, excluding BI/Rent Loss Proceeds, “Insurance Proceeds”) or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a “Taking”, and such proceeds, “Condemnation Proceeds”, and together with Insurance Proceeds, collectively, “Restoration Proceeds”) are hereby assigned to Lender as additional collateral security hereunder subject to the Lien of the Mortgage, to be applied in accordance with this Article VIII. Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance related thereto and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds. Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require. Notwithstanding the foregoing, if the Restoration Proceeds, less the amount of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred in collecting the same (the “Net Restoration Proceeds”), are equal to or less than three percent (3%) of the Loan Amount (the “Restoration Proceeds Threshold”), and provided (i) no Event of Default then exists, (ii) Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration of the Property in accordance with the terms of this Agreement and (iii) all the conditions set forth in Sections 8.7 and 8.8 are met, Lender shall disburse to, or make available, such Net Restoration Proceeds to Borrower, and upon receipt thereof, Borrower shall promptly commence and diligently pursue the restoration and repair of the Improvements as required by this Agreement. Notwithstanding the last sentence of Section 8.1(d) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the BI/Rent Loss Insurance (“BI/Rent Loss Proceeds”) with respect to any Casualty or Taking shall be disbursed to Borrower by Lender but (A) only to the extent the BI/Rent Loss Proceeds reflects a replacement for (1) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (2) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such BI/Rent Loss Proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (B) only to the extent necessary to fully pay the Monthly Debt Service Payment, make the required monthly Reserve Account deposits and pay Operating Expenses approved by Lender for the applicable Payment Date. In no event shall Lender make a lump sum disbursement of BI/Rent Loss Proceeds for a period in excess of one (1) month. All Net

Restoration Proceeds other than BI/Rent Loss Proceeds shall be held by Lender and disbursed in accordance with Section 8.8 hereof; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the Debt as required under the Loan Documents, except to the extent such amounts are actually paid out of such BI/Rent Loss Proceeds. After completion of Restoration of the Property in accordance with the terms of this Agreement, any Restoration Proceeds not utilized in the Restoration of the Property shall be promptly paid to Borrower, as provided in Section 8.8.
(b)Lender shall be entitled at its option to participate in any compromise, adjustment or settlement, in excess of the Restoration Proceeds Threshold (or with respect to Casualty or Taking damages in excess of such amount) or if an Event of Default exists, in connection with (i) any insurance policy claims relating to any Casualty, and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after written request therefor reimburse Lender for all actual and reasonable out of pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such participation. Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold (or with respect to Casualty or Taking damages in excess of such amount) or if an Event of Default then exists, without the prior written approval of Lender which, absent the existence of an Event of Default, shall not be unreasonably withheld, conditioned or delayed. Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable.
(c)If an Event of Default shall have occurred and be continuing, or if and to the extent Restoration Proceeds and/or Net Proceeds Deficiency are not required to be made available to Borrower to be used for the Restoration of the Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, pursuant to this Agreement, or the balance thereof is not required to be disbursed to Borrower upon completion of the Restoration under Section 8.8 below, Lender shall be entitled, without Borrower’s consent, to apply such Restoration Proceeds and any Net Proceeds Deficiency or the balance thereof which Lender is then holding, at Lender’s option, either (i) to the full or partial payment or prepayment of the Debt in accordance with this Agreement; provided that such payment or prepayment shall not require the payment of any prepayment premium or penalty other than Breakage Costs, if any, to the extent attributable to any early termination of any Swap Contract prior to its scheduled expiration date, or (ii) to the Restoration of all or any part of such Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable.
Section 8.7    Restoration. Borrower shall promptly commence and diligently pursue the restoration and repair of the Improvements and Borrower shall restore and repair the Improvements and Equipment or any part thereof now or hereafter damaged or destroyed by any Casualty or affected by any Taking in accordance with this Section 8.7; provided, however, subject to the terms of Article X hereof, that if the Casualty is not insured against or insurable, Borrower shall so restore and repair even though no Insurance Proceeds are received. Lender agrees that Lender shall make the Net Restoration Proceeds (other than BI/Rent Loss Proceeds, which shall be held and disbursed as provided in Section 8.6(a) above) available to Borrower for Borrower’s restoration and repair of the Improvements, Equipment and Inventory affected by the Casualty or Taking (a “Restoration”), as applicable, upon Lender’s determination that the following terms and conditions are met, and subject to Borrower’s satisfaction of and compliance with such conditions in all material respects, in each case to be determined in Lender’s reasonable discretion; provided, that Lender shall have the right to waive any of the following conditions in its discretion:
(a)At the time of such Casualty or Taking, as applicable, and at all times during Restoration there shall exist no Event of Default that is continuing;
(b)The Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or Taking, as applicable, in all material respects, and (i) the HEB Lease and the Chick-Fil-A Lease shall each remain in full force and effect and the tenants thereunder shall have waived any right of termination as a result of the Casualty or Taking, (ii) after completion of the Restoration, the Property shall have a fair market value and projected cash flow equal to or greater than immediately prior to the Casualty or Taking, as applicable, (iii) the Loan-to-Value Ratio after giving effect to the Restoration (measured by Lender as the amount of the Principal Indebtedness divided by the value of the Property as reasonably determined by Lender, based on an Appraisal giving effect to the Restoration) shall be equal to or less than sixty-five percent (65%), which requirement may be satisfied by Borrower in its sole discretion paying down the Debt in an amount necessary to satisfy such requirement and paying any applicable Breakage Costs, and (iv) the Debt Service Coverage Ratio, measured utilizing the projected net cash flow of the Property after giving effect to the Restoration and the following described lease-up period, shall be at least 1.15 to 1.00 (it being agreed that such Debt Service Coverage Ratio condition shall be deemed satisfied for purposes of this subparagraph if Borrower provides Lender with lease-up projections and pro forma statements prepared by Borrower in good faith and based upon then existing market conditions and assumptions believed to be reasonable at the time delivered, which are approved by Lender (such approval to not be unreasonably withheld, conditioned or delayed), and which support the reasonable assumption that such Debt Service Coverage Ratio condition will be satisfied by Borrower prior to the complete use and exhaustion of all proceeds from BI/Rent Loss Insurance for purposes of paying any operating deficits occurring with respect to the Property during the Restoration and subsequent lease-up activities); provided, further, if Borrower fails to meet the requirements in clauses (iii) or (iv) above, Borrower may prepay the Loan in part in an amount necessary to satisfy the applicable requirement;
(c)Borrower shall demonstrate to Lender’s reasonable satisfaction Borrower’s ability to pay all operating deficits and the Debt coming due during such repair or restoration period (after taking into account reasonably anticipated proceeds from BI/Rent Loss Insurance carried by Borrower);
(d)(i) in the event of a Casualty, the Casualty resulted in an actual or constructive loss of less than twenty-five percent (25%) of the fair market value of the Property, or (ii) in the event of a Taking, (A) the Taking resulted in an actual or constructive loss of less than fifteen percent (15%) of the fair market value of the Property, (B) less than fifteen percent (15%) of the Land constituting the Property is taken, (C) such Land is located along the perimeter or periphery of the Property, and (D) no portion of the Improvements is the subject of such Taking;
(e)Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents reasonably acceptable to Lender: (i) if applicable, an architect’s contract with an architect reasonably acceptable to Lender and complete plans and specifications for the Restoration of the Improvements, Equipment and Inventory lost or damaged to the condition, utility and value required by Section 8.7(b); (ii) if applicable, fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (iii) a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender, (iv) at the commencement of the Restoration, and from time to time thereafter, such additional funds (if any), in addition to the Net Restoration Proceeds, as are necessary, in Lender’s reasonable determination, to complete the Restoration (which funds shall be held by Lender as additional collateral securing the Debt and shall be disbursed, if at all, pursuant to this Article VIII); and (v) copies of all permits and licenses, if any, necessary to complete the Restoration in accordance with the plans and specifications and all Legal Requirements;
(f)Borrower shall commence (provided that, for purposes of this clause (f) “commence” shall mean clean-up, initial solicitation of bids from engineers, architects and contractors and application for permits) the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Taking, as applicable), and shall continuously, expeditiously and diligently pursue and perform all work necessary to satisfactorily complete the Restoration and shall diligently pursue the same to satisfactory completion;
(g)Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (i) the date six (6) months prior to the Maturity Date, (ii) any deadline for completion of such Restoration set forth in the HEB Lease, (iii) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or such Taking, as applicable, or (iv) the expiration of the BI/Rent Loss Insurance coverage referred to in Section 8.1(d) unless Borrower has deposited with Lender any proceeds anticipated to be needed for the payment of operating shortfalls (including the payment of all Operating Expenses and Monthly Debt Service Payments) after the date of expiration such BI/Rent Loss Insurance; and
(h)the Property and the use thereof after the Restoration will be in compliance with all applicable Legal Requirements.
Section 8.8    Disbursement.
(a)Each disbursement by Lender of such Restoration Proceeds shall be funded in disbursements made not more frequently than once each calendar month, subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices, including requiring lien waivers and any other documents, instruments or items which may be reasonably required by Lender. All plans and specifications required in connection with Restoration shall be subject to prior review and acceptance in all respects by Lender (which approval shall not be unreasonably withheld, conditioned, or delayed) and, to the extent reasonably required by Lender, by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with Restoration. The identity of (i) the general contractor engaged in Restoration and (ii) all subcontractors providing more than $100,000 in labor or materials engaged in Restoration, as well as the contracts under which any of the foregoing have been engaged, shall be subject to prior review and approval by Lender and, if applicable, the Casualty Consultant (which approval shall not be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, in the event of an emergency for which Borrower must act immediately to hire contractors and expend funds to prevent further diminution in value of the Property or to remedy any life or health safety issues, then so long as no Event of Default exists, Borrower need not wait for Lender’s prior approval of the plans, contractors, subcontractors, and the like, to the extent, but only to the extent of the improvements which Borrower reasonably believes need to be immediately undertaken to remedy the applicable emergency situation, and Lender shall reasonably take such emergency situation into account when approving or disapproving after the fact Borrower’s actions and funds expended in connection with such emergency. All actual and reasonable out-of-pocket costs and expenses incurred by Lender in connection with making the Net Restoration Proceeds available for Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
(b)In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as reasonably determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, and (ii) the amount actually withheld by Borrower as retainage (the “Casualty Retainage”). Upon fifty percent (50%) of the Restoration being completed as reasonably determined by Lender, such Casualty Retainage shall be reduced to an amount equal to five percent (5%) of the costs actually incurred for work in place as part of such Restoration. The Casualty Retainage shall not be released until Lender reasonably determines that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals and Permits necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, the retainage due to any subcontractor or materialman whose Restoration services or materials relate solely to a component of the Restoration completed prior to the completion of the entire Restoration shall be promptly released after Lender determines that such component has been completed in satisfaction of all applicable Restoration completion requirements hereunder and all other requirements to the disbursement of Net Restoration Proceeds with respect thereto have been satisfied.

(c)If at any time the Net Restoration Proceeds or the undisbursed balance thereof (exclusive of BI/Rent Loss Insurance) shall not, in the reasonable opinion of Lender (in consultation with the Casualty Consultant at Lender’s option, if applicable), be sufficient to pay in full the balance of the costs which are estimated by Lender to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Restoration Proceeds shall be made. Any Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with Restoration on the same conditions applicable to the disbursement of the Net Restoration Proceeds, and until so disbursed shall constitute additional security for the Debt and the other obligations of Borrower under the Loan Documents.
(d)The excess, if any, of the Net Restoration Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after (i) (A) if Lender has elected to engage or appoint a Casualty Consultant with respect thereto, the Casualty Consultant certifies to Lender or (B) if Lender has not elected to engage or appoint a Casualty Consultant with respect thereto, Borrower certifies to Lender and Lender has reasonably determined, that the Restoration has been substantially completed in accordance with the provisions of this Agreement, and (ii) the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.
ARTICLE IX
EVENTS OF DEFAULTS
Section 9.1 Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:
(a)if Borrower fails to make any scheduled payment of principal or interest on the Debt, or any amounts due under Article IV, on any Payment Date, or if the entire Debt is not paid on or before the Maturity Date; provided, however, that with respect to the failure of Borrower to make due and punctual payment of any installment of principal of or interest under the Loan which is due prior to the Maturity Date, it shall not be an Event of Default unless such failure continues for a period of five (5) days after the due date thereof;
(b)if Borrower fails to pay any other amount payable pursuant to the Loan Documents within five (5) Business Days after the date Lender delivers written notice of such failure to Borrower;
(c)if any Impositions are not paid prior to the date the same become delinquent (provided it will not be an Event of Default to the extent that sums sufficient to pay such Impositions prior to delinquency thereof have been deposited in escrow with Lender pursuant to the terms of Section 4.2 hereof and Borrower has not made a claim against such escrowed amounts or otherwise taken action to restrict Lender from applying such sums for the purpose of paying such Impositions) and Borrower is not contesting same in accordance with Section 6.1(c) of this Agreement;
(d)if any of the Policies are not kept in full force and effect (provided it will not be an Event of Default due to nonpayment when due of applicable premiums of any Policies to the extent that sums sufficient to pay such premiums prior to delinquency thereof have been deposited in escrow with Lender pursuant to the terms of Section 4.3 hereof and Borrower has not made a claim against such escrowed amounts or otherwise taken action to restrict Lender from applying such sums for the purpose of paying such premiums for such Policies);
(e)if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(f)if after twenty (20) days after receipt of written notice from Lender of such breach, Borrower continues to breach any of its covenants contained in Section 6.5 hereof;
(g)if Borrower breaches or permits or suffers a breach of Section 7.4 hereof; provided, however, that in connection with any breach or violation of the representations or covenants contained in Section 7.4, such breach or violation or failure to comply shall not constitute an Event of Default if (i) such breach or violation or failure to comply was inadvertent, immaterial and non-recurring, and (ii) such breach or violation or failure to comply is (A) curable, (B) Borrower promptly cures such breach or violation or failure to comply within fifteen (15) calendar days after the earlier to occur of (1) Borrower obtaining knowledge of such breach, violation or failure to comply or (2) receipt by Borrower of written notice from Lender of such breach or violation or failure to comply, and in each such case, that Borrower will continue to satisfy the single-purpose and bankruptcy remote criteria of Lender.
(h)if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 6.1(a) hereof, provided, that if such failure to comply is curable, such failure (i) is cured within thirty (30) days after the earlier to occur of Borrower obtaining knowledge of such failure to comply or receipt by Borrower of written notice from Lender of the occurrence of such event that results in the breach of such covenants, and (ii) does not, nor is reasonably likely to, result in a Material Adverse Effect, the same shall not constitute an Event of Default hereunder;
(i)if Borrower breaches any of its respective covenants in Sections 7.1 or 7.3 hereof; provided, however, that in connection with any breach or violation of the covenants contained in Sections 7.1 or 7.3, such breach or violation or failure to comply shall not constitute an Event of Default if (i) such breach or violation or failure to comply was inadvertent, immaterial and non-recurring, and (ii) such breach or violation or failure to comply is (A) curable, (B) Borrower promptly cures such breach or violation or failure to comply within thirty (30) calendar days of the earlier to occur of (1) Borrower obtaining knowledge of such breach, violation or failure to comply or (2) receipt by Borrower of written notice from Lender of such breach or violation or failure to comply and (C) such breach does not, nor is reasonably likely to, result in a Material Adverse Effect;

(j)if Borrower breaches or permits or suffers a breach of Sections 3.1 or 3.2 hereof or Section 2.3 of the Mortgage, provided if such violation arises solely from a failure to provide any required notice or information or payment (if any) pursuant to Section 3.2 hereof, no such Event of Default shall occur if Borrower promptly provides such notice, payment and/or information within five (5) Business Days after the earlier to occur of Borrower obtaining knowledge of such failure or Borrower’s receipt of written notice from Lender of such failure, and any such information confirms that (i) the applicable transferee is able to make the representations contained herein relating to ERISA matters (or such other representations as may be applicable to the subject Person but which continue to provide assurances to Lender that the Loan does not violate ERISA), the Prescribed Laws, OFAC and Patriot Act and (ii) the other requirements of Section 3.2 hereof are satisfied;
(k)the occurrence of any event not otherwise described in any other subsection of this Section 9.1, but which is identified elsewhere in this Agreement or the other Loan Documents as constituting an “Event of Default” hereunder or thereunder;
(l)the occurrence of a Prohibited Transfer without the prior written consent of Lender;
(m)if any representation or warranty of, or with respect to, Borrower or Guarantor, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made, unless with respect to the any applicable misrepresentation or false or misleading information (i) such misrepresentation or false or misleading information was not knowingly and intentionally made, (ii) Lender has not previously suffered any material Loss on account thereof (or Borrower shall have reimbursed Lender for the amount of such Loss) nor has the same resulted in a Material Adverse Effect, (iii) such misrepresentation or false or misleading information can be cured (meaning that the facts and circumstances underlying the applicable misrepresentation or false or misleading information can be changed such that the applicable representation or information as made or delivered will be true and correct), and (iv) such misrepresentation or false or misleading information has been so cured within ten (10) Business Days after the earlier of (A) the date on which Borrower first obtains knowledge that such misrepresentation or false or misleading information exists, and (B) the date on which Lender first notifies Borrower that such misrepresentation or false or misleading information exists;
(n)if (i) Borrower or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets, or Borrower or Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial portion of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(o)if Borrower shall be in default beyond applicable grace, notice and/or cure periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property, whether it be superior or junior in lien to the Mortgage;
(p)if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien (except Permitted Encumbrances) for any Impositions not then due and payable and Liens being contested in accordance with Section 6.1(c) hereof, and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of forty-five (45) days;
(q)if any federal tax lien is filed against Borrower or Guarantor, or the Property and same is not discharged of record (by payment, bonding or otherwise) within forty-five (45) days after Borrower or Guarantor, as applicable, acquires knowledge of the filing of such federal tax lien or receives written notice of same;
(r)if a judgment is filed (i) against the Borrower and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period in excess of thirty (30) days after the entry thereof, or (ii) against Guarantor in excess of $100,000.00 and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period in excess of thirty (30) days after the entry thereof and such judgment against Guarantor results in, or is reasonably likely to result in, a material adverse effect on the ability of Guarantor to perform, or of Lender to enforce against Guarantor, upon the occurrence and during the continuance of an Event of Default, any of the Loan Documents to which Guarantor is a party;
(s)if any default occurs under any guaranty or indemnity executed by Guarantor in connection herewith and such default by Guarantor continues after the expiration of applicable grace, notice and/or cure periods, if any, or if any guaranty or indemnity given in connection with the Loan shall otherwise cease to be in full force and effect or Guarantor shall deny or disaffirm its obligations thereunder;
(t)if Borrower breaches in any material respect any covenant contained in Section 2.6 hereof and such breach continues for five (5) Business Days after written notice from Lender;
(u)a default shall be continuing under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement or under any other Loan Document not otherwise referred to in this Section 9.1, for ten (10) days after written notice to Borrower (and/or Guarantor, if applicable), in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after written notice, in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default under this Section 9.1(u) is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, but in no event shall such period exceed ninety (90) days after the original notice;
(v)Any of the following shall occur with respect to the Ground Lease: (i) Borrower shall default, beyond any applicable notice and cure periods expressly provided in the Ground Lease, in either (A) the payment of any amount payable pursuant to the Ground Lease or (B) the performance of any other material covenant or condition of the Ground Lease to be performed by Borrower (unless, in each case, waived in writing by Ground Lessor); (ii) any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by Ground Lessor or upon notice to Borrower by Ground Lessor; (iii) all or any portion of the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled, in whole or in part, for any reason or under any circumstances whatsoever; or (iv) any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended by Borrower without the consent of Lender, to the extent such consent of Lender is required under the terms of the Ground Lease; or (v) Borrower fails to timely and validly exercise any renewal options (if any) under the Ground Lease;
(w)Borrower shall be in default in any material respect under the HEB Lease and/or the Chick-Fil-A Lease past any applicable grace, notice and/or cure period, or either or both of the HEB Lease and the Chick-Fil-A Lease are terminated for any reason;
(x)Either or both of the tenants under the HEB Lease or the Chick-Fil-A Lease fails to pay any Rents as required under such applicable Lease and such failure continues past any applicable notice and cure period expressly provided in such applicable Lease (each a “Tenant Rent Payment Default”); provided, however, that notwithstanding the foregoing, the occurrence of any such Tenant Rent Payment Default shall not constitute an Event of Default for purposes hereof if Borrower causes one (1) of the following curative actions selected by Borrower, in its sole discretion, to have been undertaken and completed within sixty (60) days following the occurrence of the applicable Tenant Rent Payment Default:
(i)     Borrower (x) permanently prepays the Principal Indebtedness in the amount necessary to cause the Debt Service Coverage Ratio as of the last day of the most recent Fiscal Quarter ending on or prior to the occurrence of the applicable Tenant Rent Payment Default to be equal to 1.00 to 1.00 (the “DSCR Curative Amount”), after giving effect to such prepayment of the Principal Indebtedness and after excluding all Rents payable under the HEB Lease or the Chick-Fil-A Lease, as applicable, in determining Operating Revenues for purposes of calculating the Debt Service Coverage Ratio for such Fiscal Quarter, and (y) pays any Breakage Costs, if any, resulting from such prepayment of the Principal Indebtedness;

(ii)     Borrower deposits additional cash with Lender in an amount equal to the DSCR Curative Amount, with such cash to be held in a separate deposit account established with Lender in the name of Borrower and which is pledged to Lender as additional security for the Debt (with Borrower hereby granting to Lender, as additional security for the Debt, a security interest in and to said pledged deposit account, including any and all sums now or hereafter deposited therein, it being agreed that Lender shall have with respect to such pledged deposit account, including all funds therein, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein); or
(iii)     Borrower causes to be delivered to Lender an Approved Letter of Credit issued to Lender, as beneficiary thereunder, and for the account of Borrower (or an Affiliate of Borrower), with a face amount equal to the DSCR Curative Amount, it being agreed that said Approved Letter of Credit shall be held by Lender as additional security for the Debt.
(y)the occurrence of a Transfer of direct or indirect ownership interests in Borrower which results in a violation of the requirement for Control and operational day-to-day management of Borrower under Section 3.2(i); and
(z)the occurrence of a default under any Swap Contract which is not cured within any applicable grace, notice and/or cure period.
If Borrower causes an Approved Letter of Credit to be delivered to Lender in accordance with the terms of Section 9.1(x) above, Borrower shall thereafter cause to be delivered to Lender not later than thirty (30) days prior to the expiration date of such Approved Letter of Credit (and any subsequent renewal or replacement Approved Letter of Credit, if applicable), a renewal or replacement Approved Letter of Credit substantially identical in terms and amount, and the failure of Borrower to cause any renewal or replacement Approved Letter of Credit to be delivered to Lender in accordance with the foregoing requirements shall constitute an immediate Event of Default without any further notice or opportunity to cure being required to be given or afforded to Borrower. Additionally, Lender reserves the right to periodically review the applicable credit agency ratings of the issuing financial institution for each Approved Letter of Credit, and if any resulting decrease in any applicable credit rating agency ratings results in the issuing financial institution no longer being an Approved Letter of Credit Bank, Lender may request in writing that Borrower cause a replacement Approved Letter of Credit to be issued to Lender by another Approved Letter of Credit Bank in form and content substantially similar in all material respects to the Approved Letter of Credit being replaced terms not later than thirty (30) days after such written request from Lender is received by Borrower, and the failure of Borrower to cause any such replacement Approved Letter of Credit to be timely delivered to Lender in accordance with the foregoing requirements shall constitute an immediate Event of Default without any further notice or opportunity to cure being required to be given or afforded to Borrower. If Borrower delivers (or causes to be delivered) to Lender any cash collateral or an Approved Letter of Credit, as applicable, in accordance with the terms of Section 9.1(x) above, then (A) if the applicable Tenant Rent Payment Default under the HEB Lease or the Chick-Fil-A Lease, as the case may be, continues uncured for more than one hundred twenty (120) days, then at any time during the continuance of such Tenant Rent Payment Default, Lender shall have the option to, as applicable, (x) apply all such cash collateral as a partial prepayment against the Principal Indebtedness, or (y) draw upon all or any portion of any Approved Letter of Credit then issued to Lender and apply such drawn amounts when received by Lender as a partial prepayment against the Principal Indebtedness, or (B) if within one hundred twenty (120) days after the occurrence of the applicable Tenant Rent Payment Default, such Tenant Rent Payment Default is cured and the tenant under the HEB Lease or the Chick-Fil-A Lease, as applicable, is no longer in default in the payment any Rents thereunder, then upon demonstration by Borrower that the Debt Service Coverage Ratio is at least 1.20 to 1.00 (without taking into account the amount of any such cash collateral pledged or the amount of any such Approved Letter of Credit, as applicable) as of the end of any two (2) consecutive Fiscal Quarters ending after the occurrence of the applicable Tenant Rent Payment Default, Lender shall then promptly release to Borrower all such cash collateral then held by Lender or take such steps as Borrower may reasonably request (at Borrower’s expense) to effectuate termination of any then outstanding Approved Letter(s) of Credit, as applicable, so long as no Event of Default then exists.
Section 9.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrower under any Loan Document, or at law or in equity may be exercised by Lender at any time and from time to time (including the right to accelerate and declare the outstanding Debt to be immediately due and payable), without notice or demand, whether or not all or any portion of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property. Notwithstanding anything contained to the contrary herein, the outstanding Debt shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of a Bankruptcy Action with respect to Borrower or, upon election by Lender, upon the occurrence of a Bankruptcy Action with respect to Guarantor. Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender determines. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing Lender may, in its sole discretion, without impairing or otherwise affecting any other rights and remedies of Lender hereunder, at law or in equity, in addition to all remedies conferred it by law and by the terms of the Loan Documents, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other, and with full rights to reimbursement from Borrower and Guarantor:
(a)Lender may apply, ex parte, for the appointment of a custodian, trustee, receiver, keeper, liquidator or conservator of the Property or any part thereof, irrespective of the adequacy of the security for the Debt and without regard to the solvency of Borrower or of any Person liable for the payment of the Debt, to which appointment Borrower does hereby consent and such receiver or other official shall have all rights and powers permitted by applicable law and such other rights and powers as the court making such appointment may confer, but the appointment of such receiver or other official shall not impair or in any manner prejudice the rights of Lender to receive the Rents and other revenues with respect to the Property pursuant to this Agreement or any other Loan Document.
(b)Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the written request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.
(c)Except as limited by applicable law, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender, including the following circumstances: (i) an Event of Default by Borrower in the payment of one or more scheduled payments of principal and/or interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Debt, Lender may foreclose the Mortgage to recover so much of the Debt as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
(d)Lender may take possession of the Property and complete any construction of any work previously commenced by Borrower or Manager at the Property, including, without limitation, the right to (1) avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others and to employ watchmen to protect the Property from injury, (2) use funds in Reserve Accounts to complete any work at the Property, (3) make changes to the plans and specifications which shall be necessary or desirable to complete any work at the Property, (4) retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes, and to pay, settle or compromise all existing bills and claims which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Property, or as may be necessary or desirable for the completion of any construction work at the Property or for the clearance of title to the Property, (5) execute all applications and certificates in the name of Borrower which may be required by any of the contract documents, (6) prosecute and defend all actions or proceedings in connection with any construction work at the Property, and (7) take any action and require such performance as it deems necessary to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction.
(e)If Borrower has delivered (or caused to have been delivered) to Lender any cash collateral or an Approved Letter of Credit, as applicable, in accordance with the terms of Section 9.1(x) above, then Lender may, as applicable, (1) apply any cash collateral then pledged in accordance with the foregoing requirements to the Debt in such order as Lender in its sole discretion may determine, or (2) draw upon all or any portion of any Approved Letter of Credit(s) then issued to Lender and apply such drawn amounts when received by Lender to the Debt in such order as Lender in its sole discretion may determine.

Section 9.3    Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing during the existence of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default shall not be construed to be a waiver of any subsequent Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender’s rights with respect to the Property shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) the release or substitution of Property at any time, or of any rights or interest therein or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Event of Default with respect to the Property or otherwise hereunder. Notwithstanding any other provision of this Agreement, but subject to the provisions of Article X hereof, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Mortgage on the Property, to the extent necessary to foreclose on other parts of the Property.
Section 9.4    Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably and unconditionally constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuance of an Event of Default to execute, acknowledge and deliver any documents, agreements or instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower under all Loan Documents, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower under any Loan Document, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for under the Loan Documents and to accomplish the purposes thereof. The foregoing powers of attorney are irrevocable and coupled with an interest. If Borrower fails to perform any agreement herein contained after and during the continuance of an Event of Default, Lender may perform or cause performance of any such agreement, and any reasonable expenses of Lender in connection therewith shall be paid by Borrower.
Section 9.5    Lender’s Right to Perform. Upon the occurrence and during the continuance of an Event of Default, Lender may, but shall have no obligation to, perform, or cause performance of, any covenant or obligation required to be performed by Borrower, and the actual out-of-pocket expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender ten (10) days following written demand therefor, together with interest thereon at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.
Section 9.6    Lender’s Self-Help Rights if Landlord Defaults Under HEB Lease or Chick-Fil-A Lease. With respect to any written notice received by Lender from the tenant under either the HEB Lease or the Chick-Fil-A Lease regarding a default by Borrower under the terms of the HEB Lease or the Chick-Fil-A Lease, as applicable, Borrower acknowledges and agrees that if Borrower fails, within five (5) Business Days after receipt by Lender of such notice of default, to (a) provide to Lender in writing a reasonable action plan regarding Borrower’s contemplated activities to remedy such default and/or (b) furnish Lender with reasonably satisfactory evidence that Borrower has commenced the implementation of such action plan, then Lender is hereby irrevocably authorized by Borrower, without further consent of or notice to Borrower, to at any time thereafter enter upon the Property (subject to the rights of tenants under Leases) and undertake any and all curative actions deemed necessary by Lender, in its sole discretion, to remedy such default by Borrower under the HEB Lease or the Chick-Fil-A Lease, as applicable, but in no event shall Lender have any obligation to undertake any action to cure any such default by Borrower under the HEB Lease or the Chick-Fil-A Lease, as applicable. Borrower hereby irrevocably releases Lender from any and all claims and liability which may arise from such curative actions, and all actual out-of-pocket costs and expenses of Lender (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection with any and all curative actions undertaken by Lender in connection with the foregoing shall be payable by Borrower to Lender promptly upon written demand (including reasonable detail), together with interest thereon at the Default Rate; provided, however, Lender shall not be released from any claims or liability that arise from Lender's and/or its agents’, employees’ and/or contractors’ fraud, gross negligence or willful misconduct, and Borrower shall have no obligation to pay any costs and expenses of Lender that arise from any such fraud, gross negligence or willful misconduct.

ARTICLE X
EXCULPATION
Section 10.1    Exculpation. (a) Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against (i) Borrower (except as set forth in this Section 10.1 and the Environmental Indemnity), (ii) Guarantor (except as set forth in the Guaranty and the Environmental Indemnity), (iii) any Affiliate of Borrower, (iv) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (v) any direct or indirect limited partner, member, principal, officer, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) through (v) above (collectively, subject to the exceptions in clauses (i) and (ii) above, the “Borrower Parties”), except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce the Loan Documents and realize on any collateral for the Loan, including without limitation, the interest in the Property, the Rents and any other collateral given to Lender created by or under the Loan Documents (including the Account Collateral); provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower, only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender for the Debt (including the Account Collateral). Lender, by accepting the Loan Documents, agrees that it shall not, except as otherwise provided in this Section 10.1, sue for, seek or demand any deficiency judgment against any Borrower Parties in any such action or proceeding, under or by reason of or under or in connection with any of the Loan Documents. The provisions of this Section 10.1 shall not, however, (A) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (B) impair the right of Lender to name

Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Mortgage; (C) affect the validity or enforceability of any guaranty or indemnity (including, without limitation, those contained in Article XI of this Agreement and the Environmental Indemnity) made in connection with the Loan Documents; (D) impair the right of Lender to obtain the appointment of a receiver for the Property; (E) impair the enforcement of the assignment of leases provisions contained in the Mortgage; (F) constitute a prohibition against Lender to seek a deficiency judgment against Borrower to the extent required to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (G) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual Losses incurred or suffered by Lender (including reasonable attorneys’ fees and expenses reasonably incurred) arising out of or in connection with the following:
(i)fraud or intentional or willful misrepresentation by any of the Borrower Parties in connection with the Loan (including during the term of the Loan);
(ii)the gross negligence or willful misconduct of any of the Borrower Parties related to the Loan and/or the Property (including during the term of the Loan);
(iii)the breach by Borrower or Guarantor of any representation, warranty, covenant or indemnification provision set forth in the Environmental Indemnity;
(iv)actual material physical waste to the Property caused by the gross negligence or intentional acts or omissions of any of the Borrower Parties when there is sufficient cash flow from the operation of the Property to avoid such waste from occurring, provided that any such insufficiency is not related to the misappropriation or misapplication of such cash flow by Borrower;
(v)the misappropriation, conversion or willful misapplication by or on behalf of Borrower in violation of the Loan Documents of (A) Rents received by Borrower during the continuance of an Event of Default, (B) tenant security deposits (including the proceeds from any letters of credit held in lieu of such security deposits) (including the failure to deliver to Lender tenant security deposits upon foreclosure of the Mortgage or deed in lieu thereof, to the extent not applied in accordance with the applicable Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or deed in lieu thereof), (C) Rents collected more than one (1) month in advance, (D) Insurance Proceeds paid by reason of any Casualty or Condemnation Proceeds received in connection with a Taking; or (E) any Account Collateral and/or any portion thereof disbursed to (or on behalf of or at the direction of) Borrower in violation of this Agreement;
(vi)Borrower’s failure during the continuance of any Event of Default to (A) deliver to Lender upon written demand all Rents (to the extent actually received by Borrower or Manager and not actually paid into the Sub-Account) and all books and records relating to the Property or (B) comply with all written notices and instructions of Lender in connection with the termination of the Manager delivered pursuant to the terms of the Manager Subordination or this Agreement;
(vii)the Borrower’s failure to pay Insurance Premiums and/or Impositions, provided that there shall be no liability hereunder to the extent that (A) sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of this Agreement and Borrower has not made a claim against such escrowed amounts or otherwise taken action to restrict Lender from applying such sums for the purpose of paying such items or (B) there is insufficient cash flow from the operation of the Property to pay such items, provided that any such insufficiency is not related to the misappropriation or misapplication of such cash flow by Borrower in violation of the Loan Documents;
(viii)the Borrower’s failure to pay charges for labor or materials or other charges (other than Impositions) that create Liens on any portion of the Property, unless such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with the terms of Section 6.1(c) of this Agreement and Borrower has either (A) provided to Lender sufficient security to pay for such labor or materials as required by Section 6.1(c) and Lender’s access to such security is not restricted by applicable Legal Requirements, the actions of Borrower or otherwise (except where such restriction is solely the result of Lender’s willful misconduct) or (B) bonded any such Lien filed against the Property in accordance with all applicable Legal Requirements, and such bond is effective to remove such Lien as an encumbrance on the Property under applicable Legal Requirements;
(ix)an intentional breach by Borrower of any covenant set forth in Section 2.6 hereof;
(x)breach by Borrower of its indemnification obligations under Section 11.25(e);
(xi)if Borrower fails to comply with the SPE Covenants or maintain its status as a Single-Purpose Entity;
(xii)Borrower’s assertion or raising of any defense to a proceeding instituted by Lender (whether judicial or otherwise) for the foreclosure of the Mortgage during the continuance of an Event of Default caused by Borrower’s failure to timely pay any Monthly Debt Service Payments or the Debt due on the Maturity Date, which defense is determined by a court of competent jurisdiction to be brought in bad faith;

(xiii)if Borrower fails to obtain Lender’s prior written consent to the extent required by any of the Loan Documents to any unsecured Indebtedness other than Permitted Encumbrances;
(xiv)Borrower incurs any Indebtedness other than the Debt, Permitted Trade Payables and Permitted Equipment Leases without the prior written consent of Lender unless expressly permitted in this Agreement or consented to by Lender in writing; and
(xv)the occurrence of a Prohibited Transfer (to the extent not addressed by clause (iii), (iv) or (v) of Section 10.1(b) below) in violation of the terms and conditions of Section 3.1 hereof and not a Permitted Transfer; provided if such Transfer that is not a Permitted Transfer arises solely from a failure to provide any required notice or information pursuant to Section 3.2 hereof, no recourse liability shall arise hereunder if Borrower promptly provides such notice and/or information after Borrower obtains knowledge (or notice from Lender, if earlier) of such failure and any such information confirms that (A) the applicable transferee is able to make the representations contained herein relating to ERISA matters (or such other representations as may be applicable to the subject Person but which continue to provide assurances to Lender that the Loan does not violate ERISA), the Prescribed Laws, OFAC and Patriot Act and (B) each of the other requirements of Section 3.2 hereof are satisfied.
(b)Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower in the event (i) if Borrower fails to comply with the SPE Covenants and such failure is cited as a material factor in a court’s decision that results in a substantive consolidation (other than a substantive consolidation petitioned for or joined in by Lender) of the Borrower with any other Person in a proceeding under any Creditors’ Rights Laws or Borrower fails to maintain its status as a Single-Purpose Entity, (ii) if Borrower fails to obtain Lender’s prior written consent as required by any of the Loan Documents to any voluntary Lien (which, for the avoidance of doubt, shall not include trade payables, ad valorem tax liens, and inchoate mechanics’ liens) encumbering the Property, (iii) Borrower conveys its ground leasehold interest in and to all or any part of any Property in violation of the Loan Documents without the prior written consent of Lender, (iv) of any Prohibited Transfer that results in a change in Control of Borrower and that is not otherwise a Permitted Transfer, approved in advance by Lender or otherwise permitted under the Loan Documents, (v) Borrower grants any mortgage or deed of trust encumbering the Property in violation of the Loan Documents without the prior written consent of Lender, (vi) the Property or any part thereof shall become an asset in a bankruptcy or insolvency proceeding initiated by Borrower, (vii) Borrower, Guarantor or any Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower or Guarantor files, or joins in the filing of, an involuntary petition against Borrower under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for the filing of any involuntary petition against Borrower from any Person under any Creditors Rights Laws; (viii) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person (other than Lender) under any

Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; provided that Borrower shall not be deemed to have acquiesced to such petition solely as a result of such Borrower’s truthful response to any allegation; or (ix) any Affiliate, officer, director, or representative which Controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property (unless the same is requested and/or required by Lender).
Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents
The provisions of, and obligations of Borrower under, this Article X survive the expiration and termination of this Agreement and the repayment of the Debt until the date which is the date on which the Debt has been indefeasibly paid and satisfied in full; provided, however, that (a) Borrower’s liability hereunder shall survive such termination with respect to any and all obligations related to Losses incurred or suffered by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising from acts, events or circumstances which occurred prior to such date, and (b) if any payment by of any of the Debt received by Lender is held to constitute a preference under the bankruptcy laws, or if for any other reason Lender is required to refund such payment or pay the amount thereof to any other party, this Article X shall be reinstated and thereafter survive until the amount of such returned or refunded payment has been indefeasibly paid to Lender and satisfied in full; and provided, further that the foregoing shall not affect Borrower’s or Guarantor’s liability under the Environmental Indemnity on the terms set forth therein.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Survival. All covenants, agreements, representations and warranties made in any documents or certificates delivered pursuant to the Loan Documents shall survive the execution and delivery of the Loan Documents, and shall continue in full force and effect so long as any portion of the Debt is outstanding and unpaid unless a longer period, or survival following repayment of the Debt, is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.
Section 11.2    Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.
Section 11.3    Governing Law; Venue.
(a)The Loan Documents shall be interpreted and enforced according to the laws of the state of Texas (without giving effect to rules regarding conflict of laws).
(b)Borrower hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in Travis County, Texas with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Subject to the provisions of Article X hereof, nothing herein shall, however, preclude or prevent Lender from bringing actions against Borrower in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents.
Section 11.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of any of the Loan Documents, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 11.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.
Section 11.6    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, or (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed to the parties as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 11.6):
If to Lender:    Regions Bank

3773 Richmond Avenue, Suite 1100
Houston, Texas 77046
Attn: Commercial Real Estate, Nick Welch

And:    Regions Bank
100 Congress Avenue, Suite 1700
Austin, Texas 78701
Attn: Commercial Real Estate, Kyle Shaw

with a copy to:    Locke Lord LLP
600 Congress Ave., Suite 2200
Austin, Texas 78701
Attention: L. Jeffrey Hubenak

If to Borrower:    College Station 1892 Properties, L.L.C.,
212 Lavaca St., Suite 300
Austin, Texas 78701
Attention: Erin D. Pickens

with a copy to:    Armbrust & Brown, PLLC
100 Congress Avenue, Suite 1300
Austin, Texas 78701
Attention: Kenneth Jones
A party receiving a notice which does not comply with the technical requirements for notice under this Section 11.6 may elect to waive any deficiencies and treat the notice as having been properly given. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day. Borrower and Lender shall not conduct communications contemplated by the Loan Documents by electronic mail or other electronic means, except by facsimile transmission as expressly provided in this Section, and the use of the phrase “in writing” or the word “written” shall not be construed to include electronic communications except by facsimile transmissions as expressly provided in this Section.
Section 11.7 Successors and Assigns. This Agreement is binding on and shall inure to the benefit of Borrower and Lender and their respective successors and assigns. The foregoing shall not authorize any assignment or transfer by Borrower, of any of its respective rights, duties, or obligations under any of the Loan Documents, those assignments or transfers being expressly prohibited. Lender, however, may without the consent of, and without cost to, Borrower or Guarantor, (i) sell participations in the Loan and the Loan Documents at any time, and (ii) assign its rights and obligations under the Loan Documents, whether by assignment, participation, or otherwise (each a “Secondary Market Transaction”). If Lender determines at any time to sell a participation or assign an interest in the Loan, Lender may forward to each actual or prospective purchaser, transferee, assignee, servicer or participant, any organization maintaining databases on the underwriting and performance of commercial loans, counsel and accountants, all documents and financial or other information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any direct or indirect equity owner of Borrower, any guarantor, any indemnitor and the Property, which shall have been furnished by Borrower any Affiliate of Borrower, any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable.
Section 11.8    Assignments by Borrower. Borrower may not assign any of its rights or obligations hereunder, under the Note or under any of the other Loan Documents.
Section 11.9    Trial By Jury. BORROWER AND LENDER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO ANY OF THE LOAN DOCUMENTS.
Section 11.10    Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 11.11    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 11.12    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt or other obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or other obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 11.13    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which the Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which the Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 11.14    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or any of its servicers or agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender, such servicer or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its servicers nor its agents, shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender or any such servicer or agent has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 11.15 Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 11.16 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan, and the Loan Documents which Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon, the Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 11.17 No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any of Borrower, Guarantor, Manager, any contractor or Governmental Authority and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
Section 11.18 Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests created by or under the Loan Documents, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection, or the right of Lender or any trustee under the Mortgage to the payment of the Debt in preference to every other claimant whatsoever.
Section 11.19 Waiver of Offsets/Defenses/Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender’s servicers or agents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments that Borrower is obligated to make under any of the Loan Documents.
Section 11.20 Construction of Documents. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 11.21 Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than as disclosed to the other party (any such disclosed broker, the “Broker”), and Borrower shall promptly pay Broker a commission pursuant to a separate agreement. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all Losses relating to or arising from a claim by any Person (including Broker) that such Person acted, directly or indirectly, by or on behalf of Guarantor, Borrower or any Affiliate thereof or was retained directly or indirectly, by or on behalf of Guarantor, Borrower or any Affiliate thereof in connection with the transactions contemplated herein, except for any claims arising from the actions of Lender. If Borrower has dealt with one or more of foregoing described Persons, Borrower acknowledges and agrees that such Persons may receive additional compensation and/or fees from Lender. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the repayment of the Debt.
Section 11.22 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
Section 11.23 Estoppel Certificates. Borrower and Lender each hereby agree at any time and from time to time, but in no event more than one time per Fiscal Quarter, upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that the Loan Documents are unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the current actual knowledge of such certifying party, any Event of Default has occurred and is continuing, and, if so, specifying each such Event of Default.
Section 11.24 Entire Agreement. This Agreement, together with the Exhibits hereto and the other Loan Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the parties.
Section 11.25 Expenses; Liability and Indemnification.
(a)Subject to the terms of Article X hereof, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all actual and reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all legal opinions required on or prior to the Closing Date (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under the Loan Documents with respect to the Property); (ii) the creation, perfection or protection of Lender’s Liens in the Property (including fees and expenses for title and lien searches and filing and recording fees and expenses, title insurance, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of any Appraisal required hereunder or reasonably deemed necessary by Lender (provided, Borrower shall not be required to pay for an Appraisal (in addition to the initial Appraisal required in connection with the origination of the Loan) more than one time per calendar year unless (1) an Appraisal is required pursuant to any provision under this Agreement or any other Loan Document, (2) an Event of Default is then existing, or (3) Lender is required to obtain a new Appraisal under any Legal Requirement applicable to Lender or by a Governmental Authority having jurisdiction over Lender or any banking regulation), environmental report(s) (and an environmental consultant), surveys and the Property Condition Report obtained by or delivered to Lender in connection with the Loan), and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to the Loan Documents, (iii) after the occurrence and during the continuance of an Event of Default, Lender’s ongoing performance and compliance with all agreements and conditions contained in the Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to the Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of the Loan Documents; (vi) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, Guarantor, the Loan Documents, the Property, or any other security given for the Loan; (vii) any exercise by Lender of any rights or remedies under the Loan Documents arising out of any Event of Default or breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, the Loan Documents, including without limitation all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes; (viii) any bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or any of their constituent Persons or an assignment by Borrower or Guarantor or any of their constituent Persons for the benefit of its creditors; (ix) the preservation or protection of the Property and Lender’s interest therein (including, without limitation, property inspection and Appraisal costs); and (x) any proposed refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out”, whether or not arising out of any insolvency or bankruptcy proceedings, and regardless of whether the same shall be consummated.
(b)Lender shall not be liable for any loss sustained by Borrower resulting from any act or omission of any Indemnified Party unless and to the extent, but only to the extent, it is finally judicially determined that such loss was caused by the fraud, gross negligence or willful misconduct of Lender or any Indemnified Party. Lender shall not be obligated to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit) or under or by reason of any Loan Document, and the Loan Documents shall not place responsibility for the control, care, management or repair of the Property upon Lender, nor for complying with any Lease, Contract or Permit, nor shall Lender be responsible or liable for any waste committed on the Property, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, guest, employee or stranger.
(c)Subject to the terms of Article X hereof, Borrower shall indemnify and hold the Indemnified Parties harmless against any and all Losses, and reimburse them for any costs and expenses incurred, in connection with, arising out of or as a result of any of (i) any Defaults or Events of Default, (ii) the use or intended use of the proceeds of the Loan, (iii) the exercise of any of Lender’s or the Indemnified Parties’ remedies under any Loan Document, (iv) any alleged obligations or undertakings to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit), (v) any claim brought by any third party arising out of any condition or occurrence at or pertaining to the Property; (vi) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property, including claims or penalties arising from violation of any applicable Legal Requirements or insurance requirements, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender; (vii) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; or (viii) any contest referred to in Section 6.1 hereof; except to the extent that it is finally judicially determined that any such Loss resulted directly and solely from the fraud, gross negligence or willful misconduct of such Indemnified Party. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF BORROWER, AND BORROWER AGREES, THAT THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO LOSSES AND RELATED EXPENSES, WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE (EXCLUDING THE GROSS NEGLIGENCE) OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any matter described in clauses (i) through (viii) above, Borrower shall periodically reimburse any Indemnified Party promptly after written demand therefor in an amount equal to its actual and reasonable out-of-pocket legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder.
(d)Borrower shall pay and, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or actually incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to, any tax on or with respect to the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes. Borrower hereby agrees that, in the event that it is determined that any documentary stamp taxes or intangible personal property taxes are due hereon or on any mortgage or promissory note executed in connection herewith (including, without limitation, the Note), Borrower shall indemnify and hold harmless the Indemnified Parties for all such documentary stamp and/or intangible taxes, including all penalties and interest assessed or charged in connection therewith.
(e)Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that are imposed upon or actually incurred by or asserted against the Indemnified Parties, directly or indirectly, as a result of a breach of Section 5.7 or Section 7.3 of this Agreement.
Section 11.26 Publicity. Lender shall have the right to issue press releases, advertisements and other promotional materials describing the Loan (including the amount and purpose of the Loan) and Lender’s participation in the origination of the Loan or the Loan’s inclusion in any Secondary Market Transaction effectuated or to be effectuated by Lender. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender, except for disclosures required by law which shall not require Lender approval but which shall require prior notice to Lender.
Section 11.27 Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower hereunder and under each of the other Loan Documents.
Section 11.28 Taxes. All payments made under the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If Borrower is required by law to deduct any of the foregoing from any sum payable under the Loan Document, such sum shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.28), Lender receives an amount equal to the sum Lender would have received had no such deductions been made. In the event of any Change in Law subsequent to the Closing Date in any manner changing or modifying Legal Requirements now in force governing the taxation of mortgages or security agreements or debts secured thereby or the manner of collecting such taxes so as to adversely affect Lender or the Lien of the Loan Documents, Borrower will pay any such tax on or before the due date thereof. In the event Borrower is prohibited by Legal Requirements from assuming liability for payment of any such taxes (or if any Legal Requirement would penalize Lender if Borrower makes such payment or if, in the reasonable opinion of Lender, the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable law) or from paying any other Imposition, the outstanding Debt (without the payment of any prepayment premium or penalty, other than Breakage Costs, if any, to the extent attributable to any early termination of any Swap Contract prior to its scheduled expiration date) shall, at the option of Lender, become due and payable on the date that is one hundred twenty (120) days after Lender provides written notice to Borrower of such change in law and its election to accelerate the Maturity Date; and failure to pay such amounts on the date due shall be an Event of Default.
Section 11.29 Further Assurances. From time to time, at the reasonable written request of Lender, Borrower shall (a) promptly correct any defect, error, or omission which may be discovered in the contents of any Loan Document or in the execution or acknowledgment thereof necessary to carry out the purposes hereof and the Loan Documents, including without limitation, any of the foregoing necessary in Lender’s reasonable judgment to create, perfect and maintain Lender’s first priority liens and security interests in and to the Property, (b) execute, acknowledge, deliver, record, and/or file such further instruments (including, without limitation, further deeds of trust, pledges, mortgages, lien instruments, security agreements, consents, acknowledgments, subordinations, financing statements, continuation statements, and assignments of rents) and perform such further acts and provide such further assurances as may be necessary, desirable or proper, in Lender’s reasonable opinion, to carry out the purposes of the Loan Documents and to subject to the absolute assignments, liens, and security interests hereof and thereof any property intended by the terms hereof or thereof to be covered hereby or thereby (of every nature and description whether now owned or later acquired by Borrower or any other Person pertaining to the Property), together with those other documents or instruments as Lender may reasonably require, (c) execute, acknowledge, deliver, procure, file, and/or record any document or instrument (including, without limitation, any financing statement) deemed advisable by Lender in Lender’s reasonable discretion to protect the Liens and the security interests granted in the Loan Documents against the rights or interests of third parties, (d) do such other acts necessary to evidence, preserve and/or protect the Property and the other collateral at any time securing or intended to secure the Debt (including cooperation with Lender in obtaining or conducting any Appraisal of the Property), (e) enable Lender to perfect, exercise and enforce Lender’s rights and remedies under any Loan Document, as Lender shall require from time to time in its reasonable discretion including, without limitation, the execution and delivery of all such writings necessary to transfer any licenses or Permits with respect to the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default and/or (f) pay all actual and reasonable out-of-pocket costs connected with any of the foregoing.
Section 11.30 USA PATRIOT Act Notice. Lender hereby notifies Borrower, Guarantor and any other Borrower Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, Guarantor and any other Borrower Parties, which information includes the name and address of Borrower, Guarantor and any other Borrower Parties and other information that will allow Lender to identify Borrower, Guarantor and any other Borrower Parties in accordance with the Patriot Act. Borrower agrees to, promptly following a request by Lender, provide all such other documentation and information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
Section 11.31 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower”, the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.
Section 11.31 LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY EITHER BORROWER OR LENDER AGAINST THE OTHER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT IN CONNECTION WITH ANY OF THE FOREGOING (WHETHER BASED ON BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY); AND EACH OF BORROWER AND LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST, EXCEPT TO THE EXTENT SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARE IMPOSED ON THE APPLICABLE PARTY BY AN UNAFFILIATED THIRD PARTY.
ARTICLE XII
SPECIAL PROVISIONS
Section 12.1    Partial Release of Multi-Family Phase. Borrower may, at any time, obtain a Partial Release of the Multi-Family Phase from the Liens and all other interests of Lender existing by virtue of the Loan Documents upon satisfaction of all the following terms and conditions:
(a)Borrower shall have delivered to Lender a written request for the Partial Release of the Multi-Family Phase not less than fifteen (15) days prior to the proposed date of such Partial Release.
(b)No monetary Default, material non-monetary Default or Event of Default shall exist and be continuing under the Loan Documents as of the date of the request in clause (a) above and/or on the date the Partial Release of the Multi-Family Phase is to become effective (provided that Borrower shall be entitled to cure same to the extent permitted under the Loan Documents to be entitled to such requested Partial Release).
(c)As of the effective date of the Partial Release of the of the Multi-Family Phase, Borrower must be conveying and assigning, to the reasonable satisfaction of Lender and its legal counsel, all of Borrower’s right, title and interest in and to all of the Multi-Family Phase to another Person, so that Borrower shall no longer be the record owner and holder of the interest of the “lessee” under the Ground Lease in and to any of the Multi-Family Phase.
(d)Borrower shall have furnished Lender with satisfactory evidence that the Multi-Family Phase has been validly separated from the coverage and effect of the Original Ground Lease Remainder in accordance with the terms and conditions of Section 2.06(b) of the Original Ground Lease, including without limitation, delivery to Lender of copies of (i) a fully executed and effective Separated Multi-Family Lease (as defined in the Original Ground Lease) in the form attached as Exhibit E to the Original Ground Lease, (ii) a fully executed and effective Amendment to Memorandum of Ground Lease which has been validly recorded in the Official Public Records of Brazos County, Texas, whereby the Original Ground Lease Memorandum has been further modified to reflect the separation and removal of the Multi-Family Phase from the coverage and effect of the Original Ground Lease Remainder, and (iii) a fully executed and effective Memorandum of Separated Ground Lease for Multi-Family Phase which has been validly recorded in the Official Public Records of Brazos County, Texas against the Multi-Family Phase.
(e)At least ten (10) days prior to the date of the Partial Release of the Multi-Family Phase, Borrower shall deliver to Lender at Borrower’s expense the form of the partial release requested to be executed by Lender (which form of release must be reasonably satisfactory in form and substance to Lender and its legal counsel).
(f)At the time of the Partial Release of the Multi-Family Phase, Borrower shall pay all actual and reasonable out-of-pocket costs and expenses incurred by Lender in connection therewith, and Borrower shall, at its sole cost and expense, obtain and deliver to Lender a T-38 endorsement of the Title Insurance Policy in customary Texas form and content with respect to the Partial Release of the Multi-Family Phase.
Section 12.2    Partial Releases of Retail Phase Partial Release Parcels. Borrower may, at any time and from time to time, obtain a Partial Release of one or more of the Retail Phase Partial Release Parcels from the Liens and all other interests of Lender existing by virtue of the Loan Documents upon satisfaction of all the following terms and conditions:
(a)    Borrower shall have delivered to Lender a written request for the Partial Release of the applicable Retail Phase Partial Release Parcel(s) not less than fifteen (15) days prior to the proposed date of such Partial Release.
(b)    No monetary Default, material non-monetary Default or Event of Default shall exist and be continuing under the Loan Documents as of the date of the request in clause (a) above and/or on the date the Partial Release of the applicable Retail Phase Partial Release Parcel(s) is to become effective (provided that Borrower shall be entitled to cure same to the extent permitted under the Loan Documents to be entitled to such requested Partial Release).
(c)    As of the effective date of the requested Partial Release of the applicable Retail Phase Partial Release Parcel(s), Borrower must be conveying and assigning, to the reasonable satisfaction of Lender and its legal counsel, all of Borrower’s right, title and interest in and to all of the applicable Retail Phase Partial Release Parcel(s) to another Person, so that Borrower shall no longer be the record owner and holder of title to any of the interest of the “lessee” under the Ground Lease in and to any of the applicable Retail Phase Partial Release Parcel(s).
(d)    To the extent that one or more of the applicable Retail Phase Partial Release Parcel(s) are not comprised in their entirety of one or more legally subdivided parcels which have been separately platted in compliance with all applicable Legal Requirements as of the Closing Date, then Lender shall have received evidence reasonably satisfactory to Lender and its legal counsel that as of the effective date of the requested Partial Release the applicable Retail Phase Partial Release Parcel(s), both the portion of the Property not being released and which remains subject to the Liens of the Mortgage after giving effect to the requested Partial Release (collectively the “Remaining Property”) and all of the applicable Retail Phase Partial Release Parcel(s)

are each comprised in their entirety of one or more legally subdivided parcels which have been separately platted in compliance with all applicable Legal Requirements.
(e)    Borrower shall have furnished Lender with satisfactory evidence that the applicable Retail Phase Partial Release Parcel(s) have been validly separated from the coverage and effect of the Original Ground Lease Remainder in accordance with terms of a fully executed and valid amendment of the Original Ground Lease Remainder evidencing such requisite separation of the applicable Retail Phase Partial Release Parcel(s) upon terms and conditions that are substantially similar in all material respects to the terms of Section 2.06 of the Original Ground Lease (as in effect as of the Closing Date) and which is otherwise reasonably acceptable in all other respects to Lender, including without limitation, delivery to Lender of copies of (i) a fully executed and effective additional separated ground lease covering the applicable Retail Phase Partial Release Parcel(s) and which is substantially similar in all material respects to the form of the Separated Retail Anchor Phase Ground Lease, (ii) a fully executed and effective Amendment to Memorandum of Ground Lease which has been validly recorded in the Official Public Records of Brazos County, Texas, whereby the Original Ground Lease Memorandum has been further modified to reflect the separation and removal of the applicable Retail Phase Partial Release Parcel(s) from the coverage and effect of the Original Ground Lease Remainder, and (iii) a fully executed and effective Memorandum of Separated Ground Lease for the applicable Retail Phase Partial Release Parcel(s) which has been validly recorded in the Official Public Records of Brazos County, Texas against the applicable Retail Phase Partial Release Parcel(s).
(f)     To the extent that one or more of the applicable Retail Phase Partial Release Parcel(s) are located in whole or in part within the “Tenant’s Protected Area” (as defined in the HEB Lease) as of the Closing Date, Borrower shall have furnished Lender with a copy of a fully executed and valid amendment of the HEB Lease dated after the Closing Date which evidences the removal of all of the applicable Retail Phase Partial Release Parcel(s) in their entirety from such “Tenant’s Protected Area” under the HEB Lease upon terms and conditions acceptable to Lender in its sole discretion.
(g)    Borrower shall have delivered to Lender fully executed amendments of both of the Management Agreement and the Leasing Services Agreement which shall be effective as of the effective date of the Partial Release of the applicable Retail Phase Partial Release Parcel(s), whereby all of the applicable Retail Phase Partial Release Parcel(s) shall be effectively removed from the coverage and effect of both of the Management Agreement and the Leasing Services Agreement and the only portion of the Property remaining subject to and covered by the Management Agreement and the Leasing Services Agreement shall be the Remaining Property (save and except the Multi-Family Phase if the Multi-Family Phase has not yet then been the subject of a Partial Release in accordance with the terms of Section 12.1 above).
(h)    At least ten (10) days prior to the date of the Partial Release of the applicable Retail Phase Partial Release Parcel(s), Borrower shall deliver to Lender at Borrower’s expense the form of the partial release requested to be executed by Lender

(which form of release must be reasonably satisfactory in form and substance to Lender and its legal counsel).
(i)    At the time of the Partial Release of the applicable Retail Phase Partial Release Parcel(s), Borrower shall pay all actual and reasonable out-of-pocket costs and expenses incurred by Lender in connection therewith, and Borrower shall, at its sole cost and expense, obtain and deliver to Lender a T-38 endorsement of the Title Insurance Policy in customary Texas form and content with respect to the Partial Release of the applicable Retail Phase Partial Release Parcel(s).
Section 12.3    State-Specific Provisions. In the event of any inconsistencies between the terms and conditions of this Section 12.3 and the other terms and conditions of this Agreement, the terms and conditions of this Section 12.3 shall control and be binding.
(a)TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE: (i) BORROWER IS REQUIRED TO (A) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT SPECIFIED IN ARTICLE VIII HEREOF; (B) PURCHASE THE INSURANCE FROM AN INSURANCE THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER OR OTHERWISE AS PROVIDED HEREIN; AND (C) NAME THE LENDER AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS AS PROVIDED HEREIN; (ii) SUBJECT TO THE PROVISIONS HEREOF, BORROWER MUST, IF REQUIRED BY LENDER, DELIVER TO LENDER A COPY OF EACH POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (iii) SUBJECT TO THE PROVISIONS HEREOF, IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN THE FOREGOING SUBPARTS (i) OR (ii), LENDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE.
(b)Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Legal Rate payable on the Note and/or any other portion of the Obligations, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Legal Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Legal Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. The Maximum Legal Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Legal Rate resulting from a change in the Maximum Legal Rate shall take effect without notice to Borrower at the time of such change in the Maximum Legal Rate.

(c)Waiver of Deficiency Statute. In the event an interest in any of the Property is foreclosed upon pursuant to a judicial or nonjudicial foreclosure sale, but only if and to the extent that Borrower has any personal liability under the Loan Documents according to the terms of Article X hereof for payment of any resulting deficiency remaining outstanding under the Loan, Borrower agrees that notwithstanding the provisions of Sections 51.003, 51.004, and 51.005 of the Texas Property Code (as the same may be amended from time to time), to the extent permitted by law, Lender shall be entitled to seek a deficiency judgment from Borrower and any other party obligated on the Debt equal to the difference between the amount owing on the Debt and the amount for which the Property was sold pursuant to judicial or nonjudicial foreclosure sale. Borrower expressly recognizes that this subsection (a) constitutes a waiver of the above cited provisions of the Texas Property Code which would otherwise permit Borrower and other persons against whom recovery of deficiencies is sought (even absent the initiation of deficiency proceedings against them) to present competent evidence of the fair market value of the Property as of the date of the foreclosure sale and offset against any deficiency the amount by which the foreclosure sale price is determined to be less than such fair market value. Borrower further recognizes and agrees that this waiver creates an irrebuttable presumption that the foreclosure sale price is equal to the fair market value of the Property for purposes of calculating deficiencies owed by Borrower, and others against whom recovery of a deficiency is sought. Alternatively, in the event the waiver provided for above is determined by a court of competent jurisdiction to be unenforceable, the following shall be the basis for the finder of fact’s determination of the fair market value of the Property as of the date of the foreclosure sale in proceedings governed by Sections 51.003, 51.004 and 51.005 of the Texas Property Code (as amended from time to time): (i) the Property shall be valued in an “as is” condition as of the date of the foreclosure sale, without any assumption or expectation that the Property will be repaired or improved in any manner before a resale of the Property after foreclosure; (ii) the valuation shall be based upon an assumption that the foreclosure purchaser desires a resale of the Property for cash promptly (but no later than twelve months) following the foreclosure sale; (iii) all reasonable closing costs customarily borne by the seller in a commercial real estate transaction should be deducted from the gross fair market value of the Property, including brokerage commissions, title insurance, a survey of the Property, tax prorations, reasonable attorneys’ fees and marketing costs; (iv) the gross fair market value of the Property shall be further discounted to account for any estimated holding costs associated with maintaining the Property pending sale, including utilities expenses, Property management fees, taxes and assessments (to the extent not accounted for in subparagraph (b)(iii) above) and other maintenance expenses; and (v) any expert opinion testimony given or considered in connection with a determination of the fair market value of the Property must be given by persons having at least five (5) years’ experience in appraising Property similar to the Property and who have conducted and prepared a complete written appraisal of the Property taking into consideration the factors set forth above.
(d)Notice of Indemnification. BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS WHICH, IN CERTAIN CIRCUMSTANCES, COULD INCLUDE AN INDEMNIFICATION BY BORROWER OF LENDER OR

ANY OTHER INDEMNIFIED PARTIES FROM CLAIMS OR LOSSES ARISING AS A RESULT OF LENDER’S OR ANOTHER INDEMNIFIED PARTY’S OWN NEGLIGENCE.
(e)Notice of Final Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.
[Signatures on the following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:
REGIONS BANK, an Alabama state banking corporation
By:     /s/ Nicholas Welch
Name:     Nicholas Welch
Title:     Vice President

[Signatures continued on following page]

BORROWER:

COLLEGE STATION 1892 PROPERTIES, L.L.C.,     a Texas limited liability company

By: /s/ Erin D. Pickens
    Erin D. Pickens, Senior Vice President

Borrower’s Organizational Identification Number: 802623063 – Texas Secretary of State